                                                               EXECUTION VERSION

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                          SECURITIES PURCHASE AGREEMENT

                                  BY AND AMONG

                            AMERICAN HOUSEHOLD, INC.,

                          THE SELLERS IDENTIFIED HEREIN

                                       AND

                               JARDEN CORPORATION

                         DATED AS OF SEPTEMBER 19, 2004

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                                TABLE OF CONTENTS

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                                                                            ----

SECTION 5.    REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

                                      -ii-

SECTION 9.    CONDITIONS PRECEDENT TO THE SELLERS' AND

              12.1.    Survival of Representations, Warranties and

                                      -iii-

EXHIBITS:
---------

Exhibit A        Adjusted EBITDA Amount
Exhibit B        Environmental Sites
Exhibit C        Form of Joinder Agreement
Exhibit D        Knowledge of the Company
Exhibit E        Material Divisions
Exhibit F        Specified Proceedings
Exhibit G        Holdback Amount
Exhibit H        Form of Restricted Stock Agreement
Exhibit I        Form of Drag-Along Notice
Exhibit J        Form of Press Release

                                      -iv-

                                  DEFINED TERMS

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                                                                            ----

Acquisition Cost...............................................................2
Acquisition Transaction.......................................................48
Adjusted EBITDA Amount.........................................................2
Adjusted EBITDA Certificate...................................................53
Adjusted EBITDA Target Amount..................................................2
Affiliate......................................................................2
Aggregate Option Consideration.................................................2
Agreement......................................................................1
Antitrust Division............................................................47
Audited Financial Statements..................................................23
Balance Sheet.................................................................23
Bank Consents..................................................................2
Bankruptcy Court...............................................................4
Bankruptcy Plans...............................................................2
Board..........................................................................2
Bonds..........................................................................2
Bonus Amount..................................................................63
Breach Damages.................................................................3
Business.......................................................................3
Business Day...................................................................3
Buyer..........................................................................1
Buyer Closing Documents.......................................................40
Buyer Common Stock.............................................................3
Buyer Parties..................................................................3
Cash...........................................................................3
Cause..........................................................................3
Challenge.....................................................................47
City...........................................................................3
Closing.......................................................................56
Closing Adjustment Dispute....................................................14
Closing Date..................................................................56
Closing Date Adjustment Amount.................................................3
Code...........................................................................3
Coleman........................................................................3
Coleman Common Stock...........................................................3
Coleman Stock Option Plan......................................................3
Company........................................................................1
Company Closing Documents.....................................................21
Company Common Stock...........................................................1
Company Liabilities............................................................3
Company Stock Option Plan......................................................4
Confidentiality Agreement......................................................4
Confirmation Orders............................................................4

                                       -v-

Contract.......................................................................4
Control Transaction Offer......................................................1
Convertible Securities.........................................................4
D&O Premium...................................................................51
Debtor Subsidiary..............................................................2
Defaulted Shares..............................................................16
Defaulting Securityholder.....................................................16
Disclosure Schedule...........................................................20
Domain Names...................................................................8
Emergence Date.................................................................4
Employee Beneficiaries........................................................61
Employment Taxes...............................................................4
Encumbrance....................................................................4
Environmental Claim............................................................5
Environmental Damages..........................................................5
Environmental Laws.............................................................5
Environmental Permits.........................................................36
Environmental Reserved Amount..................................................5
Environmental Sites............................................................5
Equity Escrow Agent............................................................5
Equity Escrow Agreement........................................................6
Equity Investment.............................................................41
Equity Investment Agreements...................................................6
Equity Purchase Agreement......................................................6
ERISA..........................................................................6
ERISA Affiliate...............................................................33
ERISA Affiliate Plans.........................................................34
Estimated Closing Adjustment Amount...........................................49
Excess Environmental Reserves.................................................66
Excess Litigation Reserves....................................................66
Exchange Act...................................................................6
Fair Market Value..............................................................6
Final Closing Adjustment Amount...............................................15
Financial Statements..........................................................23
Financing Commitment Letter...................................................41
Financing Commitments.........................................................41
First Alert/Powermate..........................................................6
First Alert/Powermate Common Stock.............................................6
First Alert/Powermate Equity Plan..............................................6
First Alert/Powermate Option...................................................6
Foreign Benefit Plan..........................................................35
Foreign Subsidiaries..........................................................28
FTC...........................................................................47
GAAP...........................................................................6
GECC..........................................................................50
Governmental Entity............................................................6

                                      -vi-

Hazardous Materials............................................................6
Holdback Amount...............................................................14
Holdback Reserve Amount.......................................................68
HSR Act.......................................................................19
Income Taxes...................................................................7
Indebtedness...................................................................7
Individual Loss...............................................................59
Insurance Proceedings.........................................................69
Intellectual Property..........................................................7
Interim Balance Sheet.........................................................23
Interim Financial Statements..................................................23
IRB Lease......................................................................8
Joinder Agreement..............................................................8
Joining Securityholder........................................................64
July Forecast..................................................................8
Knowledge of the Company.......................................................8
Law............................................................................8
Lease..........................................................................8
Leased Properties..............................................................8
Listed Individuals............................................................62
Litigation Damages.............................................................9
Litigation Reserved Amount.....................................................9
Loss...........................................................................9
Losses.........................................................................9
LTIP Specified Employees......................................................62
Majority Sellers...............................................................9
Management Options............................................................17
Material Adverse Effect........................................................9
Material Division..............................................................9
Merger........................................................................63
Monthly Statements............................................................50
Option.........................................................................9
Owned Properties...............................................................9
Patents........................................................................8
Pay-Off Amount................................................................57
PBGC..........................................................................34
Per Share Holdback Amount.....................................................10
Per Share Purchase Price......................................................10
Permit........................................................................10
Permitted Encumbrances........................................................24
Person........................................................................10
Plans.........................................................................33
Post-Closing Adjustment.......................................................15
Powermate Business............................................................10
Pre-Closing Company Expenses..................................................10
Principal Sellers.............................................................10

                                      -vii-

Pro Rata Share................................................................11
Proceeding....................................................................10
Properties....................................................................10
Proportionate Interest........................................................10
Proposed Final Closing Adjustment Amount......................................14
Purchase Price................................................................13
Purchased Securities...........................................................1
Recoveries....................................................................69
Registration Rights Agreement.................................................11
Remediation...................................................................11
Remediation Standard..........................................................11
Requisite Stockholders.........................................................1
Reserved Amount...............................................................16
Resolving Accountant..........................................................15
Restricted Stock Agreement....................................................17
Retention Payments............................................................63
Schedule of Option Payments...................................................17
Section 5.16(g)(iii) Damages..................................................68
Securityholders' Agreement....................................................11
Seller........................................................................11
Seller Closing Documents......................................................18
Seller Disclosure Schedule....................................................17
Several Loss..................................................................59
Software......................................................................11
Specified Employees...........................................................62
Specified Proceedings.........................................................11
Stock.........................................................................16
Subsidiary....................................................................11
Sunbeam.......................................................................11
Sunbeam Common Stock..........................................................11
Sunbeam Stock Option Plan.....................................................11
Surviving Indebtedness........................................................49
Tax...........................................................................12
Tax Return....................................................................12
Taxes.........................................................................12
Third-Party Claim.............................................................65
Trademarks.....................................................................8
Transfer Taxes................................................................60
Treasury Regulation...........................................................12
Trust Indenture...............................................................12
Trustee.......................................................................45
Unallocated Option Payment....................................................63
Wholly-Owned Subsidiary.......................................................13

                                     -viii-

                          SECURITIES PURCHASE AGREEMENT

     SECURITIES PURCHASE AGREEMENT, dated as of September 19, 2004 (this
"Agreement"), by and among American Household, Inc., a Delaware corporation (the
"Company"), the Sellers (as defined below) and Jarden Corporation, a Delaware corporation (the "Buyer").

                                     RECITALS:
                                     --------

          WHEREAS, Sellers, in the aggregate, own of record more than fifty percent (50%) of the outstanding shares of common stock, par value $0.01 per share (the "Company Common Stock"), of the Company;

          WHEREAS, pursuant to Section 3.7 of the Securityholders' Agreement, if
Selling Stockholders (as defined in the Securityholders' Agreement) owning 50%
or more of the outstanding shares of Company Common Stock on a fully diluted basis (the "Requisite Stockholders") receive an offer (a "Control Transaction
Offer") from a Third Party (as defined in the Securityholders' Agreement)
proposing a Control Transaction (as defined in the Securityholders' Agreement)
with respect to the Company, and such Control Transaction Offer is accepted by such Selling Stockholders, then each Securityholder shall, if requested to do so by such Requisite Stockholders, Transfer (as defined in the Securityholders'
Agreement) all of its shares of Company Common Stock to such Third Party on the terms of the Control Transaction Offer so accepted by the Requisite
Stockholders, including making the same representations, warranties, covenants, indemnities and agreements that the Requisite Stockholders agree to make
(subject to certain limited exceptions);

          WHEREAS, the Buyer desires to acquire 100% of the outstanding equity interests of the Company;

          WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, shares of Company Common Stock owned by the Sellers, as set forth opposite the Sellers' respective names on Schedule I attached hereto (the "Purchased Securities"), on the terms and conditions set forth in this Agreement; and

          WHEREAS, the Sellers have agreed to deliver a notice under Section 3.7 of the Securityholders' Agreement and to otherwise facilitate as contemplated by
Section 3.7 of the Securityholders' Agreement Buyer's acquisition of 100% of the outstanding equity interests of the Company as provided herein.

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, each intending to be legally bound, hereby agree as follows:

SECTION 1. DEFINITIONS

          In addition to the terms defined elsewhere in this Agreement as used in herein, the following terms and phrases shall have the following respective meanings:

          "Acquisition Costs" means, with respect to any shares of Company
Common Stock, including any Defaulted Shares (as defined below), any amount paid to the holder thereof, pursuant to an appraisal proceeding under Section 262 of the General Corporation Law of the State of Delaware, in excess of the Per Share
Purchase Price (as defined below) therefor or in any settlement of such appraisal proceeding consented to by the Buyer and the Majority Sellers (such consent not to be unreasonably withheld or delayed), together with all third-party expenses incurred by (or on behalf of) the Buyer in connection with such appraisal proceeding.

          "Adjusted EBITDA Amount"means an amount calculated as set forth on
Exhibit A.

          "Adjusted EBITDA Target Amount" means the amount identified as such on
Exhibit A.

          "Affiliate" means, with respect to any Person, each Person that controls, is controlled by or is under common control with such Person. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

          "Aggregate Option Consideration" means the aggregate amount set forth on the Schedule of Option Payments to be delivered by the Principal Sellers pursuant to Section 3.5, which amount shall be equal to the sum of (a) the aggregate amount of consideration payable (whether in cash or restricted Buyer
Common Stock) to the holders of all outstanding Options pursuant to Section 3.5 and (b) the Unallocated Option Payment (as defined below).

          "Bank Consents"shall have the meaning set forth in the Equity Purchase
Agreement.

          "Bankruptcy Plans"means the Third Amended Plan of Reorganization of the Company, together with the Third Amended Plan of Reorganization of certain
Subsidiaries (each, a "Debtor Subsidiary"), each as confirmed by Bankruptcy
Court pursuant to the Confirmation Orders.

          "Board" means the Board of Directors of the Company.

          "Bonds" means, collectively, those certain Taxable Industrial Revenue
Bonds, Series VII, 1993 (The Coleman Company, Inc.), Series XVI, 1994 (The
Coleman Company, Inc.), Series XII, 1995 (The Coleman Company, Inc.), Series
VIII, 1996 (The Coleman Company, Inc.), Series XVIII, 1997 (The Coleman Company,
Inc.), Series XIII, 1998 (The Coleman Company, Inc.), Series XVI, 1999 (The
Coleman Company, Inc.), Series VII, 2000 (The Coleman Company, Inc.), Series
XVI, 2001 (The Coleman Company, Inc.) and Series IX, 2002 (The Coleman Company,
Inc.) issued by the City to the Company or a Subsidiary, in each case issued under the Trust Indentures, together with any and all obligations of the Company or any Subsidiary under any of the foregoing.

          "Breach Damages" means all Losses imposed on or incurred by any of the
Buyer Parties as a result of or arising from or in connection with any breach existing as of the Closing

                                      -2-

Date of (a) any representation or warranty made by the Company in Section 5 or
(b) any covenant or agreement of the Company set forth in Section 7.4(a).

          "Business" means the businesses of the Company and its Subsidiaries, taken as a whole, as currently conducted, including designing, manufacturing, marketing and distributing branded durable household and leisure outdoor products; it being understood and agreed that the Business does not include the
Powermate Business.

          "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law or executive order to close.

          "Buyer Common Stock" means the common stock, par value $0.01 per share, of the Buyer.

          "Buyer Parties" means, collectively, the Buyer and its officers, directors, employees, stockholders, subsidiaries, Affiliates (including, without limitation, the Company and the Subsidiaries from and after the Closing), successors and permitted assigns.

          "Cash" means the cash and cash equivalents of the Company and any
Subsidiary as of the Closing, determined in accordance with GAAP.

          "Cause" shall have the meaning set forth in the Restricted Stock
Agreement.

          "City" means the City of Wichita, Kansas.

          "Closing Date Adjustment Amount" means the amount of Pre-Closing
Company Expenses (if any).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Coleman" means The Coleman Company, Inc., a Wholly Owned Subsidiary of the Company.

          "Coleman Common Stock" means shares of common stock, par value $0.01 per share, of Coleman.

          "Coleman Stock Option Plan" means The Coleman Company, Inc. Management
Equity Plan, effective as of December 18, 2002.

          "Company Liabilities" means all Losses imposed on or incurred by any of the Buyer Parties as a result of or arising from or in connection with: (a)
any liability of the Company under or in connection with any employee change-in-control payments arising from or in connection with the transactions contemplated hereby (except in the case of an involuntary termination by the
Company of any relevant employee's employment with the Company) after the
Closing required to be made under the Contracts, but only to the extent in excess of the respective amounts set forth in Section 1.1 of the Disclosure
Schedule (as defined below); (b) an amount equal to any upward Post-Closing
Adjustment; (c) an amount equal to fifty percent

                                      -3-

(50%) of the Acquisition Costs; (d) any Environmental Damages; (e) any
Litigation Damages; and (f) any Breach Damages.

          "Company Stock Option Plan" means the American Household, Inc. Stock
Option Plan, effective as of December 18, 2002.

          "Confidentiality Agreement" means that certain confidentiality agreement, dated as of May 10, 2004, between the Company and the Buyer.

          "Confirmation Orders" means the written orders, each dated November
27, 2002, pursuant to which the United States Bankruptcy Court for the Southern
District of New York (the "Bankruptcy Court") confirmed the Bankruptcy Plans of the Company and certain of its Subsidiaries.

          "Contract" means any contract, undertaking, agreement, arrangement, commitment, indemnity, indenture, instrument or lease, including any and all amendments, supplements, and modifications thereto, to or under which the
Company or any Subsidiary or any of their respective assets is legally bound.

          "Convertible Securities" means outstanding options, warrants and other rights to purchase, and any other outstanding securities exercisable for or convertible into, (a) shares of Company Common Stock, (b) shares of Sunbeam
Common Stock, (c) shares of Coleman Common Stock and (d) shares of First
Alert/Powermate Common Stock.

          "Emergence Date" means December 18, 2002, the date upon which the
Company and certain of its Subsidiaries substantially consummated the transactions contemplated by their respective Bankruptcy Plans.

          "Employment Taxes" means the employer's portion of the employment
Taxes (excluding foreign employment, social and similar Taxes) required to be paid on or before March 31, 2005 by the Buyer, the Company or any Subsidiary to
any Governmental Entity as a result of the payment of (a) the Bonus Amount, and
(b) fifty percent (50%) of (i) the aggregate amount of consideration payable
(whether in cash or restricted Buyer Common Stock) to the holders of outstanding
Options pursuant to Section 3.5, and (ii) the Retention Payments.

          "Encumbrance" means any mortgage, pledge, security interest, encumbrance, lien, assessment, encroachment, defect in title or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other laws, which secures the payment of a debt (including, without limitation, any
Tax) or the performance of an obligation.

          "Environmental Claim" means any Proceeding seeking damages or an order, injunction or similar relief against the Company or any of its
Subsidiaries by any Person alleging personal injury, property damage or other potential liability, including, without limitation, any cleanup liability, arising out of, based on, or resulting from any actual or threatened (a) release or disposal, or the presence in the environment, of any Hazardous Materials by or attributable to the

                                      -4-

Company or any Subsidiary, or any of their respective predecessors, at any location, (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws by or attributable to the Company or any
Subsidiary or (c) exposure to any Hazardous Materials attributable to the
Company, any Subsidiary or any of their respective predecessors.

          "Environmental Damages" means (a) cleanup costs (or other reasonably associated expenses) incurred by the Buyer Parties in connection with the environmental conditions for which the Company or any of its Subsidiaries is responsible at an Environmental Site that existed at the Closing Date and (b)
damages, costs, fines, charges, penalties or other regulatory assessments for any non-compliance at an Environmental Site prior to the Closing Date with any
Environmental Laws imposed on or incurred by the Buyer Parties as a result of or in connection with any Environmental Claim (including, in the case of clauses
(a) and (b) above, settlement costs, court costs and any reasonable legal, expert and consultant fees and expenses incurred in connection with defending any actions, but excluding indirect, punitive, special or exemplary damages and unforeseen or other consequential damages).

          "Environmental Laws" means all federal, state, local or foreign laws, statutes, regulations, orders, ordinances, judgments or decrees or common law
(a) related to releases or threatened releases of any Hazardous Materials in soil, surface water, groundwater or air, (b) governing the use, treatment, storage, disposal, transport, or handling of Hazardous Materials or (c) related to the protection of the environment, human health or natural resources. Such
Environmental Laws shall include, but are not limited to, the Resource
Conservation and Recovery Act, and the Comprehensive Environmental Response,
Compensation and Liability Act, the Toxic Substances Control Act, the Clean
Water Act, the Clean Air Act, the Safe Drinking Water Act, and the Emergency
Planning and Community Right-to-Know Act, and their respective state, local or foreign analogs.

          "Environmental Reserved Amount" means the aggregate amount reserved on the Interim Balance Sheet (as defined below) with respect to Environmental
Damages.

          "Environmental Sites" means such Properties of the Company or its
Subsidiaries, as are set forth on Exhibit B hereto, and such other properties set forth on Exhibit B.

          "Equity Escrow Agent" means the escrow agent under the Equity Escrow
Agreement.

          "Equity Escrow Agreement" means that certain Escrow Agreement to be entered into by and among the Buyer, Warburg Pincus and the Equity Escrow Agent, in the form of Exhibit 4 to the Equity Purchase Agreement, with such changes thereto as shall be permitted by this Agreement and the Equity Purchase
Agreement.

          "Equity Investment Agreements" means, collectively, the Equity
Purchase Agreement and the Equity Escrow Agreement.

          "Equity Purchase Agreement" means that certain Purchase Agreement, dated as of the date hereof, between the Buyer and Warburg Pincus.

                                      -5-

          "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended, or a successor law, and the regulations and rules issued pursuant to that act or to any successor law.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Fair Market Value " shall mean, with respect to the Buyer Common
Stock, the average of the closing prices of Buyer Common Stock on the New York
Stock Exchange (as reported on the NYSE Composite Tape) during the ten trading days preceding the second trading day prior to the Closing Date.

          "First Alert/Powermate Common Stock" means shares of common stock, par value $0.01 per share, of First Alert/Powermate, Inc., a Wholly Owned Subsidiary
of the Company ("First Alert/Powermate, Inc.").

          "First Alert/Powermate Equity Plan" means the First Alert/Powermate,
Inc. Management Equity Plan, effective as of December 18, 2002.

          "First Alert/Powermate Option" means an option to purchase shares of
First Alert/Powermate Common Stock under the First Alert/Powermate Equity Plan.

          "GAAP" means, as of any date, generally accepted accounting principles in the United States as in effect on such date.

          "Governmental Entity" means any domestic, international, foreign, national, multinational, territorial, regional, state or local governmental authority, instrumentality, court, commission or tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

          "Hazardous Materials" means all substances defined as Hazardous
Substances, Oils, Pollutants or Contaminants in the Natural Oil and Hazardous
Substances Pollution Contingency Plan, 40 C.F.R. (ss). 300.5, or defined as such by, or regulated as such under, any Environmental Law, and shall include silica, asbestos, polychlorinated biphenyls, and urea formaldehyde.

          "Income Tax" or "Income Taxes" means (a) any federal, state, local or foreign Tax based upon, measured by, or calculated with respect to income or profits (including any capital gains Tax or franchise Tax), minimum Tax, alternative minimum Tax, or any Tax on items of Tax preference, but, for the avoidance of doubt, not including any sales, use, real or personal property, gross receipts or transfer Taxes, (b) any interest or penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with
(i) any item described in the foregoing clause (a), or (ii) the failure to comply with any requirement imposed with respect to any Income Tax Return, and
(c) any obligation with respect to Taxes described in the foregoing clause (a)
and/or (b) payable by reason of being a successor or indemnitor or by reason of contract, assumption, transferee liability, operation of Law, Treasury
Regulation (ss).1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise. For the avoidance of doubt, if a Tax is imposed on one of multiple bases,

                                      -6-

including Taxes described in the preceding clause (a), and the Tax is in fact imposed on the bases described in clause (a), such Tax shall be considered as
Income Tax.

          "Income Tax Return" means any Tax Return filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any
Income Tax.

          "Indebtedness" means, with respect to the Company and any Subsidiary, net of Cash, as of the time immediately prior to the Closing, without duplication: (a) any liability for borrowed money, or evidenced by an instrument for the payment of money, or incurred as purchase money indebtedness, or relating to a capitalized lease obligation, other than accounts payable or any other indebtedness to trade creditors created or assumed by the Company or any
Subsidiary in the ordinary course of business in connection with the obtaining of materials or services; (b) obligations under exchange rate contracts or interest rate protection agreements; (c) any obligations to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance (including, without limitation, any guarantee of payment of accounts receivables in connection with any factoring arrangement), in each case, only to the extent drawn or otherwise not contingent; (d) any payments, fines, fees, penalties or other amounts applicable to or otherwise incurred in connection with or as a result of any prepayment or early satisfaction of any obligation described in clauses (a) through (c) above to the extent actually paid at or prior to the Closing in connection with the repayment of Indebtedness at the Closing pursuant to Section 10.5 hereof; and (e) all outstanding checks;
provided, however, that, notwithstanding any provision of this Agreement,
Indebtedness shall not include (i) any intercompany indebtedness, obligations or guarantees between the Company and any of its Wholly Owned Subsidiaries or
between any Wholly Owned Subsidiaries; or (ii) any indebtedness obligations or guarantees incurred at the request of the Buyer to finance the transactions contemplated by this Agreement.

          "Intellectual Property" means all of the following used by the Company and its Subsidiaries in the operations of the Business: (a) United States and foreign trademarks, service marks, and trademark and service mark registrations and applications, trade names, logos, trade dress and slogans, and all goodwill related to the foregoing (collectively, "Trademarks"); (b) patent applications, patents, inventions, improvements, know-how, formula methodology, research and development, business methods, processes, technology and Software in any jurisdiction, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions (collectively, the "Patents"); (c)
trade secrets; (d) copyrights in writings, designs, Software, mask works or other works, applications or registrations in any jurisdiction for the foregoing, other original works of authorship and all moral rights related thereto; (e) database rights; and (f) Internet web sites, web pages, domain names and applications and registrations pertaining thereto (the "Domain Names")
and all intellectual property used in connection with or contained in the
Company's or any Subsidiary's web sites (for the avoidance of doubt, the foregoing does not include (i) third-party websites linked to or from the websites of the Company and its Subsidiaries or (ii) any off-the-shelf or
"shrink-wrap" licensed software).

          "IRB Leases" means, collectively, (a) the Lease, dated as of December
1, 1993, (b) the First Supplemental Lease, dated as of December 1, 1994, (c) the
Second Supplemental Lease, dated as of December 1, 1995, (d) the Third
Supplemental Lease, dated as of December 1,

                                      -7-

1996, (e) the Fourth Supplemental Lease, dated as of December 1, 1997, (f) the
Fifth Supplemental Lease, dated as of December 1, 1998, (g) the Sixth
Supplemental Lease, dated as of December 1, 1999, (h) the Seventh Supplemental
Lease, dated as of December 1, 2000, (i) the Eighth Supplemental Lease, dated as of December 1, 2001, and (j) the Ninth Supplemental Lease, dated as of December
1, 2002, in each case by and between the City and Coleman and as supplemented, amended and in effect from time to time.

          "Joinder Agreement" means a counterpart to this Agreement joining the
Person or Persons executing and delivering such counterpart as a Seller hereunder, substantially in the form of Exhibit C.

          "July Forecast" means, in the form previously provided by the Company to the Buyer, the Company's forecast of its financial results for the fiscal year ending December 31, 2004, based on, among other things, the actual financial results of the Company for the six month period ended on June 30,
2004.

          "Knowledge of the Company" means the actual knowledge, without any duty of inquiry, of any of the individuals set forth on Exhibit D.

          "Law" means any law, statute, ordinance, regulation, judgment, order, award or other decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign).

          "Lease" means any lease, sublease or occupancy agreement, in each case together with any amendments or supplements thereto, through which the Company or any Subsidiary has rights in or to any Leased Property.

          "Leased Properties" means any real property that is leased by the
Company or any Subsidiary.

          "Litigation Damages" means all Losses imposed on or incurred by the
Buyer Parties as a result of or in connection with any Specified Proceeding in excess of the Litigation Reserved Amount with respect to such Specified
Proceeding.

          "Litigation Reserved Amount" means the aggregate amount reserved on the Interim Balance Sheet with respect to Litigation Damages.

          "Loss" or "Losses" means all damages, losses, liabilities, obligations, fines, penalties, costs and expenses (including settlement costs, court costs and any reasonable legal, expert and consultant fees and expenses incurred in connection with defending any actions but excluding indirect, punitive, special or exemplary damages and unforeseen or other consequential damages), net of any Tax benefits of the Buyer, the Company or its Subsidiaries actually realized by the Buyer Parties (after first taking into account the utilization of the Tax benefits, if any, of the Company or its Subsidiaries existing on the Closing Date) in respect of any taxable period that ends on or prior to the fourth anniversary of the Closing Date.

          "Majority Sellers" means, in any case, the Principal Sellers holding a majority of the outstanding Purchased Securities acquired by the Buyer as of the
Closing Date.

                                      -8-

          "Material Adverse Effect" means a material adverse effect on the
Business, operations, properties or condition (financial or otherwise) of the
Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, individually or in the aggregate, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) this Agreement, the transactions contemplated by this Agreement or the announcement thereof, (b) the
Buyer's announcement or other disclosure of its plans or intentions with respect to the conduct of the Business (or any portion thereof), (c) changes or conditions (including changes in economic, financial market, regulatory or political conditions, whether resulting from acts of war or terrorism, an escalation of hostilities or otherwise) affecting the U.S. economy or foreign economies in any locations where the Company or any of its Subsidiaries has material operations or sales, or (d) any event, circumstance, change or effect to the extent predominantly arising from any action taken by the Buyer or any of its directors or officers.

          "Material Divisions" means such divisions of the Company set forth on
Exhibit E.

          "Option" means an option to purchase shares of Company Common Stock under the Company Stock Option Plan, shares of Sunbeam Common Stock under the
Sunbeam Stock Option Plan or shares of Coleman Common Stock under the Coleman
Stock Option Plan, in each case, issued and outstanding immediately prior to the
Closing.

          "Owned Properties" means any real property that is owned by the
Company or any Subsidiary.

          "Permit" means any material license, permit, registration or government approval which are required in order for the Company or any
Subsidiary (as applicable) to conduct the Business as presently conducted.

          "Per Share Holdback Amount" means the Holdback Amount (as defined below), divided by the number of issued and outstanding shares of Company Common
Stock immediately prior to the Closing.

          "Per Share Purchase Price" means (a) the Purchase Price, less the
Aggregate Option Consideration (as defined below), less the Bonus Amount (as defined below), divided by (b) the number of issued and outstanding shares of
Company Common Stock immediately prior to the Closing.

          "Person" means an individual, a partnership (general or limited), a corporation, a limited liability company, an association, a joint stock company,
Governmental Entity, a business or other trust, a joint venture, any other business entity or an unincorporated organization.

          "Powermate Business" means the Business of Powermate (each, as defined in the Purchase Agreement, dated as of July 22, 2004, by and between the Company and Powermate Holding Corp., a Delaware corporation).

          "Pre-Closing Company Expenses" means the aggregate amount of (a) all expenses incurred by the Company or any of its Subsidiaries in connection with the transactions

                                      -9-

contemplated hereby but only to the extent paid, incurred or otherwise payable by the Company or any of its Subsidiaries as of the Closing, other than (i) the aggregate Acquisition Costs and (ii) any out-of-pocket expenses incurred by the
Company and its Subsidiaries directly relating to the Buyer obtaining the financing to consummate the transactions contemplated hereby, (b) the D & O
Premium (as defined below), (c) all expenses incurred by the Buyer to enforce
Sellers' obligations contained in Section 7.6 and (d) an amount equal to the
Employment Taxes.

          "Principal Sellers" means, collectively, Morgan Stanley Senior
Funding, Inc., Wachovia Bank National Association, Banc of America Strategic
Solutions, Inc. and Jerry W. Levin.

          "Proceeding" means any action, suit, proceeding, arbitration, claim, complaint, decree or lawsuit before or involving any Governmental Entity.

          "Properties" means the Leased Properties and the Owned Properties, collectively.

          "Proportionate Interest" means with respect to any Seller, the number of Purchased Securities held by such Seller and sold to the Buyer pursuant to this Agreement, as set forth opposite such Seller's name on Schedule I hereto, divided by the total number of shares of Company Common Stock issued and outstanding immediately prior to the Closing.

          "Pro Rata Share" means, with respect to any Seller, an amount equal to the Per Share Purchase Price less the Per Share Holdback Amount, multiplied by the number of shares of Company Common Stock held by such Seller and sold to the
Buyer pursuant to this Agreement, as set forth on Schedule I hereto.

          "Registration Rights Agreement" means the Registration Rights
Agreement, dated as of December 18, 2002, as amended from time to time, by and among the Company and the holders of Registrable Common Stock (as defined therein) who are parties thereto or bound thereby.

          "Remediation" means any investigative, response, removal, remedial, treatment, cleanup, disposal, monitoring and other corrective actions.

          "Remediation Standard" means a numerical standard that defines the concentrations of Hazardous Materials that may be permitted to remain in any environmental media after an investigation, remediation or containment of a release of Hazardous Materials.

          "Securityholders' Agreement" means that certain Securityholders'
Agreement, dated as of the Emergence Date, among the Company, the Principal
Sellers and the other Securityholders named therein or bound thereby.

          "Seller" means any Person set forth on Schedule I attached hereto, including any such Person added thereto pursuant to Section 13.3 or 13.4.

          "Software"means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form material to the operations of the Business, (b)
material databases, whether

                                      -10-

machine readable or otherwise, and (c) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing.

          "Specified Proceedings" mean such Proceedings of the Company or its
Subsidiaries as are set forth on Exhibit F.

          "Subsidiary" means any Person (other than an individual) with respect to which the Company (directly or indirectly, through any Subsidiary) has the power to vote or direct the voting of sufficient securities or other interests to elect a majority of the directors (or Persons in similar positions) thereof.

          "Sunbeam" means Sunbeam Products, Inc., a Wholly Owned Subsidiary of the Company.

          "Sunbeam Common Stock" means shares of common stock, par value $0.01 per share, of Sunbeam.

          "Sunbeam Stock Option Plan" means Sunbeam's Management Equity Plan, effective as of December 18, 2002.

          "Tax" or "Taxes" means (a) any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind whatsoever imposed by any
Governmental Entity (including, without limitation, taxes or other charges on or with respect to income, minimum, alternative minimum tax, franchises, windfall or other profits, gross receipts, excess distributions, impositions, property, sales, use, capital stock, payroll, employment, social security, workers'
compensation, unemployment compensation, or net worth; withholding, ad valorem, stamp, transfer, mortgage recording, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges), (b) any interest or penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with (i) any item described in the foregoing clause (a), or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) any obligation with respect to
Taxes described in the foregoing clause (a) and/or (b) payable by reason of being a successor or indemnitor or by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation (ss). 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under
Law) or otherwise.

          "Tax Return" means any return, report, declaration, statement, extension, form or other documents or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax.

          "Treasury Regulation" means the regulations promulgated under the Code by the United States Department of Treasury.

          "Trust Indentures" means, collectively, (a) the Trust Indenture, dated as of December 1, 1993, between the City, as issuer, and Boatmen's National Bank
(f/k/a Bank IV, N. A. and Bank IV Kansas, National Association), as trustee, (b)
the First Supplemental Trust Indenture, dated as of December 1, 1994, between the City, as issuer, and Boatmen's National

                                      -11-

Bank (f/k/a Bank IV, N. A. and Bank IV Kansas, National Association), as
trustee, (c) the Second Supplemental Trust Indenture, dated as of December 1,
1995, between the City, as issuer, and Boatmen's National Bank (f/k/a Bank IV,
N. A. and Bank IV Kansas, National Association), as trustee, (d) the Third
Supplemental Trust Indenture, dated as of December 1, 1996, between the City, as issuer, and Boatmen's National Bank (f/k/a Bank IV, N. A. and Bank IV Kansas,
National Association), as trustee, (e) the Fourth Supplemental Trust Indenture, dated as of December 1, 1997, between the City, as issuer, and The Bank of New
York, as trustee, (f) the Fifth Supplemental Trust Indenture, dated as of
December 1, 1998, between the City, as issuer, and BNY Trust Company of
Missouri, as trustee, (g) the Sixth Supplemental Trust Indenture, dated as of
December 1, 1999, between the City, as issuer, and BNY Trust Company of
Missouri, as trustee, (h) the Seventh Supplemental Trust Indenture, dated as of
December 1, 2000, between the City, as issuer, and BNY Trust Company of
Missouri, as trustee, (i) the Eighth Supplemental Trust Indenture, dated as of
December 1, 2001, between the City, as issuer, and BNY Trust Company of
Missouri, as trustee, and (j) the Ninth Supplemental Trust Indenture, dated as of December 1, 2002, between the City, as issuer, and BNY Trust Company of
Missouri, as trustee, in each case as supplemented, amended and in effect from time to time.

          "Warburg Pincus" means Warburg Pincus Private Equity VIII, L.P.

          "Wholly Owned Subsidiary" means any Subsidiary, all of the outstanding capital stock or other equity interests of which (other than any directors'
qualifying shares, shares held by nominee holders and similar requirements of applicable Law) is owned by the Company and/or one or more Wholly Owned
Subsidiaries.

SECTION 2. ACQUISITION OF SECURITIES

          2.1. Purchase and Sale of Purchased Securities.

          Upon the terms and subject to the conditions of, and on the basis of and in reliance upon the covenants, agreements and representations and warranties set forth in, this Agreement, at the Closing, each Seller, with respect to itself and not any other Seller, individually and not jointly, shall sell, transfer, convey, assign, and deliver to the Buyer, and the Buyer shall purchase and acquire from each Seller, free and clear of all Encumbrances, all of the Purchased Securities set forth opposite such Seller's name on Schedule I attached hereto for an aggregate amount in cash equal to the product of the Per
Share Purchase Price, multiplied by the number of Purchased Securities set forth opposite such Seller's name on Schedule I attached hereto.

          2.2. Treatment of Options.

          At the Closing, the Company shall cause each then outstanding Option, whether or not then vested or exercisable, to be cancelled and, in consideration thereof, each holder of an Option shall be entitled to receive consideration in accordance with Section 3.5.

SECTION 3. PURCHASE PRICE AND PAYMENT

                                      -12-

          3.1. Purchase Price.

          (a) The aggregate purchase price (the "Purchase Price") to be paid by the Buyer for the Purchased Securities shall be an amount equal to Seven Hundred
Forty Five Million Six Hundred Thousand Dollars ($745,600,000), as adjusted by the Closing Date Adjustment Amount, which Purchase Price shall be paid in cash or reserved by the Buyer at the Closing in accordance with Section 3.1(b).

          (b) Without limiting the provisions of Section 3.2, at the Closing, the Purchase Price shall be paid, and shall be subject to adjustment, as follows:

               (i) the Buyer shall pay to the Sellers an aggregate amount equal to $745,600,000, less the sum of (i) the Estimated Closing Date Adjustment
     Amount, (ii) the Holdback Amount, (iii) the Reserved Amount (as defined below), (iv) the Aggregate Option Consideration and (v) the Bonus Amount,
     which shall be paid by the Company at the Closing to such employees of the
     Company and its Subsidiaries, in such amounts, as is set forth in Section
     13.2(g), by wire transfer of immediately available funds at the Closing to accounts respectively designated in writing by the Sellers (or by check, to any Seller who fails to specify wire transfer instructions to its account), with each Seller receiving an amount at Closing equal to the Per Share
     Purchase Price, less the Per Share Holdback Amount, multiplied by the number of shares of Company Common Stock set forth opposite such Seller's name on Schedule I attached hereto;

               (ii) an amount (the "Holdback Amount") equal to the amount set forth on Exhibit G shall be retained by the Buyer from the Purchase Price to satisfy any claims by the Buyer Parties pursuant to Section 13.5, and shall be administered and distributed, as set forth in and subject to the conditions of Section 13.5;

               (iii) an amount equal to the Aggregate Option Consideration shall be paid to Option holders pursuant to Section 3.5 and to employees of the
     Company and its Subsidiaries pursuant to Section 13.2(g); and

               (iv) an amount equal to the Bonus Amount shall be paid to
     employees of the Company and its Subsidiaries pursuant to Section 13.2(g).

          3.2. Purchase Price Adjustment.

          (a) Not more than sixty (60) days after the Closing Date (as defined below), the Buyer may (but shall not be obligated to) prepare from the books and records of the Company and deliver to the Principal Sellers a written statement setting forth in reasonable detail the Buyer's calculation of the actual Closing
Date Adjustment Amount (the "Proposed Final Closing Adjustment Amount"). If the
Buyer fails to timely deliver such statement to the Principal Sellers for any reason, the Estimated Closing Adjustment Amount shall be deemed to be the Final
Closing Adjustment Amount (as defined below) for all purposes under this
Agreement, and shall be conclusive, final and binding upon the Buyer and the
Sellers and shall not be subject to any challenge or appeal by any such parties.

                                      -13-

          (b) The Majority Sellers shall notify the Buyer in writing of the
Majority Sellers' disagreement (if any) with the amount of the Proposed Final
Closing Adjustment Amount within forty five (45) days after the Principal
Sellers' receipt of the statement described in Section 3.2(a). During such period, the Majority Sellers and their accountants and other representatives shall have reasonable access (upon reasonable prior notice) to the books, records, appropriate personnel, schedules, work papers and other documents of the Company reasonably necessary to review the statement described in Section
3.2(a) and the calculation of the Proposed Final Closing Adjustment Amount and
the Buyer shall, and shall cause the Company and its Subsidiaries (and their respective appropriate employees), to reasonably cooperate with the Majority
Sellers and their representatives in connection with such review. If the
Majority Sellers fail to timely deliver such notice to the Buyer for any reason, the Proposed Final Closing Adjustment Amount, as reflected in such statement, shall be deemed to be the Final Closing Adjustment Amount for all purposes under this Agreement, and shall be conclusive, final and binding upon the Buyer and the Sellers and shall not be subject to any challenge or appeal by any such parties. If the Majority Sellers timely give the Buyer notice of their disagreement (a "Closing Adjustment Dispute") with the amount of the Proposed
Final Closing Adjustment Amount reflected in such statement, the Buyer and such
Majority Sellers shall negotiate in good faith to resolve such Closing
Adjustment Dispute. In the event that the Buyer and such Majority Sellers resolve such Closing Adjustment Dispute and agree upon the amount of the Final
Closing Adjustment Amount, such agreed Final Closing Adjustment Amount shall be deemed to be the Final Closing Adjustment Amount for all purposes under this
Agreement, and shall be conclusive, final and binding upon the Buyer and the
Sellers and shall not be subject to any challenge or appeal by any such parties.
In the event that such Closing Adjustment Dispute is not resolved within twenty
(20) Business Days after the Buyer's receipt of such Majority Sellers notice of such Closing Adjustment Dispute, then such Majority Sellers and the Buyer shall promptly submit such Closing Adjustment Dispute for resolution to the New York office of an independent registered public accounting firm of recognized national standing, mutually acceptable to such Majority Sellers and the Buyer
(the "Resolving Accountant"), for review and resolution of any and all unresolved matters that are the subject of such Closing Adjustment Dispute.

          (c) Unless otherwise expressly agreed by the Buyer and such Majority
Sellers, the Resolving Accountant shall render its decision as to the Closing
Adjustment Dispute within thirty (30) days after it is referred to the Resolving
Accountant. The Resolving Accountant's function shall be to resolve only such unresolved matters that are the subject of the Closing Adjustment Dispute in accordance with the terms and provisions of this Agreement. The decision of the
Resolving Accountant shall be conclusive, final and binding upon the Buyer and the Sellers and shall not be subject to any challenge or appeal by any such parties; provided, however, that in no event shall any decision of the Resolving
Accountant require (i) the Buyer to be responsible for the payment to the
Sellers of any amount in excess of the amount of the Final Closing Adjustment proposed by the Majority Sellers and submitted to the Resolving Accountant pursuant to such Closing Adjustment Dispute or (ii) the Sellers to be responsible for the payment to the Buyer of any amount in excess of the amount of the Final Closing Adjustment proposed by the Buyer and submitted to the
Resolving Accountant pursuant to such Closing Adjustment Dispute. The fees of the Resolving Accountant shall be shared equally among the Buyer, on one hand, and such Majority Sellers, on the other hand (it being understood that if any such fees are

                                      -14-

not timely so paid by such Majority Sellers, the Buyer may pay any such fees and collect the amount of such payment from the Holdback Amount).

          (d) If the actual amount of the Closing Date Adjustment Amount, as finally determined in accordance with this Section 3.2 (the "Final Closing
Adjustment Amount"), (i) is less than the Estimated Closing Adjustment Amount by an amount in excess of One Hundred Thousand Dollars ($100,000), the Purchase
Price shall be adjusted upward by an amount equal to the entire amount of such deficiency, or (ii) is greater than the Estimated Closing Adjustment Amount by an amount in excess of One Hundred Thousand Dollars ($100,000), the Purchase
Price shall be adjusted downward by an amount equal to the entire amount of such excess. For the purposes of this Agreement, "Post-Closing Adjustment" shall mean any upward adjustment to the Purchase Price in respect of any decrease of the
Final Closing Adjustment Amount, or any downward adjustment to the Purchase
Price in respect of any increase of the Final Closing Adjustment Amount, in either case pursuant to the provisions of this Section 3.2.

          (e) Subject to any applicable limitations set forth in Section 12, in the event of: (i) a downward Post-Closing Adjustment, within five (5) Business
Days after the final determination thereof in accordance with this Section 3.2, the Buyer shall pay to the Sellers (in accordance with their respective
Percentage Interests on the date of such payment) by wire transfer of immediately available funds to accounts respectively designated in writing by the Sellers (or by check, to any Seller who fails to specify wire transfer instructions to its account), an amount equal to such downward Post-Closing
Adjustment, or (ii) an upward Post-Closing Adjustment, at any time after the final determination thereof in accordance with this Section 3.2, the Buyer may collect an amount equal to such upward Post-Closing Adjustment from the Holdback
Amount.

          3.3. Reserved Amount.

          In the event that any Securityholder (each, a "Defaulting
Securityholder") fails for any reason to deliver its shares (the "Defaulted
Shares") of Company Common Stock at the Closing, the Buyer shall have the right to retain from the Purchase Price an amount (the "Reserved Amount") equal to the amount of the Per Share Purchase Price, multiplied by the number of such
Defaulted Shares. The Reserved Amount shall be retained by, and available to, the Buyer for the purpose of acquiring such Defaulted Shares from and after the
Closing Date pursuant to Section 13.3 or Section 13.4. Promptly after the consummation of the purchase by the Buyer of any outstanding Defaulted Shares, the Reserved Amount with respect to such Defaulted Shares shall be paid by the
Buyer to such Defaulting Securityholder by wire transfer of immediately available funds to accounts respectively designated in writing by the Defaulting
Securityholders (or by check, to any Defaulting Securityholder who fails to specify wire transfer instructions to its account). For the avoidance of doubt, no interest shall be paid or payable to the Sellers or any other Person in respect of the Reserved Amount.

          3.4. Withholding Rights.

          The Buyer, the Company and its Subsidiaries shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this
Agreement such Taxes as it is required to deduct and withhold with respect to the making of such payment under all applicable

                                      -15-

Law, provided that (i) the Buyer and the Company shall deliver to the Principal
Sellers, no later than two (2) Business Days prior to the Closing Date, a schedule of all amounts so required to be withheld and (ii) the Buyer, the
Company and its Subsidiaries shall pay all such Taxes withheld to the appropriate Governmental Entity promptly after such amount being withheld (but in no event later than when such payment is due). To the extent that Taxes are so withheld by the Buyer, the Company or any Subsidiary such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the
Person who would have received such payment in accordance with the terms hereof if no amount had been withheld.

          3.5. Stock Options.

          (a) At the Closing, each Option (other than the Management Options, which shall be treated in accordance with Section 3.5(b)) representing the right to acquire shares of Company Common Stock, Coleman Common Stock or Sunbeam
Common Stock (collectively, "Stock") which is outstanding immediately prior to the Closing under the Company Stock Option Plan, the Coleman Stock Option Plan
or the Sunbeam Stock Option Plan (whether or not then vested or exercisable)
shall be cancelled at the Closing in exchange for a payment at the Closing in cash to the holder of such Option in such amount as is set forth opposite such holder's name (in a column designating the amount of such cash payment) on a schedule, to be delivered by the Principal Sellers to the Buyer two (2) Business
Days prior to the Closing Date (the "Schedule of Option Payments") which amount shall be calculated in accordance with Section 3.5(a) of the Disclosure
Schedule.

          (b) At the Closing, fifty percent (50%) of the Options held by each individual listed in Section 3.5(b) of the Disclosure Schedule (such fifty percent (50%) of such Options, the "Management Options") shall be converted into such number of restricted shares of Buyer Common Stock as is equal to the quotient obtained by dividing (i) the aggregate value of such Management Options held by such individual as set forth opposite such individual's name (in a column designating the amount of such value to be paid in restricted Buyer
Common Stock) on the Schedule of Option Payments, by (ii) the Fair Market Value
of the Buyer Common Stock; provided, that such shares of restricted Buyer Common
Stock shall be subject to the terms of the Buyer's 2003 Stock Incentive Plan and a Restricted Stock Agreement substantially in the form attached hereto as
Exhibit H (the "Restricted Stock Agreement").

SECTION 4. REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

          Simultaneously with the execution of this Agreement by any particular
Seller, such Seller shall (as applicable) deliver to the Buyer a disclosure schedule (each, a "Seller Disclosure Schedule") with numbered sections corresponding to the relevant sections in this Agreement. Each exception set forth in a Seller Disclosure Schedule and each other response to this Agreement set forth in such Seller Disclosure Schedule shall be identified by reference to, or shall be grouped under a heading referring to, a specific individual section of this Agreement. Any disclosure made in a Seller Disclosure Schedule that is identified by reference to, or grouped under a heading referring to, a specific section of this Agreement shall be deemed disclosed in such Seller
Disclosure Schedule and applicable to any other section of such Seller
Disclosure Schedule only to the extent that such disclosure is reasonably apparent from its face to be applicable to such other section of such Seller
Disclosure Schedule. The inclusion of any

                                      -16-

information in any Seller Disclosure Schedule shall not be deemed an admission or acknowledgement, in and of itself or solely by virtue of the inclusion of such information in such Seller Disclosure Schedule, that such information is required to be set forth therein or that such information is material to the
Company or its Subsidiaries, the Sellers or the Business. Capitalized terms used and not otherwise defined in any Seller Disclosure Schedule shall have the respective meanings ascribed to them in this Agreement. As a material inducement to the Buyer to enter into and perform its obligations under this Agreement each
Seller, except as specifically set forth in its Seller Disclosure Schedule, with respect to itself and not any other Seller, individually and not jointly, hereby represents and warrants to the Buyer (solely to the extent that any of the following representations and warranties are applicable to such Seller) as follows:

          4.1. Organization and Good Standing.

          Such Seller, if not an individual, is a Person duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable).

          4.2. Power and Authorization.

          (a) Such Seller, if not an individual, has all requisite corporate or organizational (as applicable) and other power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (collectively, the "Seller Closing Documents") required to be delivered by it at the Closing that are set forth in Section 10.2. The execution, delivery and performance by such Seller of this Agreement and the
Seller Closing Documents have been duly authorized by all necessary corporate or other action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and constitutes the valid and binding obligation of such Seller, enforceable against it in accordance with its terms, and, when executed and delivered as contemplated herein, each of the Seller Closing
Documents shall constitute the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, in each case subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

          (b) Such Seller, if an individual, is at least of legal majority and capacity, and has all requisite power and authority, to enter into and perform such Seller's obligations under this Agreement and under the Seller Closing
Documents required to be delivered by such Seller at the Closing that are set forth in Section 10.2. This Agreement has been duly and validly executed and delivered by such Seller and constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms and, when executed and delivered as contemplated herein, each of the Seller Closing
Documents shall constitute the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, in each case subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

                                      -17-

          4.3. No Conflicts.

          (a) The execution, delivery and performance of this Agreement and the
Seller Closing Documents to which such Seller is a party do not and will not
(with or without the passage of time or the giving of notice): (i) violate or conflict with (as applicable) the articles or certificate of incorporation, bylaws, articles or certificate of formation or organization, limited liability company or operating agreement, partnership agreement or other organizational document of such Seller if such Seller is not an individual, in each case, as currently in effect; (ii) violate or conflict with any Law binding upon such
Seller or violate or result in a breach of, or constitute a default under, any material agreement to which such Seller is a party or by which the Seller or any of its assets are otherwise bound, except, in each case, for such violations, conflicts, breaches or defaults as would not reasonably be expected to result in a material adverse effect upon the ability of such Seller to enter into or perform its obligations under this Agreement or any Seller Closing Document to which such Seller is a party; or (iii) result in, or require the creation or imposition of any Encumbrance upon or with respect to any of the Purchased
Securities held by such Seller. Except for filings under the Hart-Scott-Rodino
Antitrust Improvements Act of 1976 (the "HSR Act") and applicable requirements of antitrust or other competition laws of other jurisdictions, no consent, authorization, waiver by or filing with any Governmental Entity, administrative body or other third party is required in connection with the execution, delivery or performance of this Agreement by such Seller or the consummation by the
Seller of the transactions contemplated hereby, except for such consents, authorizations, waivers or filings as to which the failure to obtain would not reasonably be expected to result in a material adverse effect upon the ability of such Seller to enter into or perform its obligations under this Agreement or any Seller Closing Document to which such Seller is a party.

          (b) There are no Proceedings pending against such Seller or, to the knowledge of such Seller, pending against the Company or threatened against such
Seller or the Company that challenge the validity of this Agreement or the transactions contemplated hereby or which, if adversely determined, would reasonably be expected to result in a material adverse effect upon the ability of the Seller to enter into or perform its obligations under this Agreement or any Seller Closing Documents to which such Seller is a party.

          4.4. Ownership of the Purchased Securities.

          Subject to the terms of the Securityholders' Agreement, such Seller owns all right, title and interest, and has good and valid title, in and to all of the Purchased Securities set forth opposite its name on Schedule I attached hereto, beneficially and of record, free and clear of any Encumbrance (except for restrictions imposed generally by applicable securities laws). Except for the Securityholders' Agreement and the Registration Rights Agreement, there are no shareholder or other agreements affecting the right of such Seller to convey such Purchased Securities (or rights therein) to the Buyer as contemplated hereby, and such Seller has the right, authority, power and capacity to sell, transfer, convey, assign and deliver the Purchased Securities to the Buyer as contemplated hereby, free and clear of any Encumbrance (except for restrictions imposed generally by applicable securities laws). Upon delivery to the Buyer of the certificate or other instruments representing all of the Purchased
Securities set forth opposite such Seller's name on Schedule I attached hereto and the payment by Buyer of the consideration therefor as provided in this
Agreement, the Buyer will acquire good and valid title in and to such

                                      -18-

Purchased Securities, free and clear of any Encumbrance (except for applicable securities laws restrictions).

          4.5. Litigation.

          There are no Proceedings that have been commenced or, to the knowledge of such Seller, threatened in writing against such Seller that challenge the validity of this Agreement or the transactions contemplated hereby or that may have the effect of preventing, delaying or impairing, or making illegal the transactions contemplated, or materially affecting such Seller's ability to perform its obligations, hereunder or under the Seller Closing Documents to which such Seller is a party or to consummate the transactions contemplated hereby or thereby.

          4.6. Brokers.

          No Person acting on behalf of such Seller or any of its Affiliates or under the authority of such Seller or Affiliate is or will be entitled to any brokers' or finders' fee or any other commission or similar fee with respect to which the Buyer, the Company or any Subsidiary will be liable in connection with any of the transactions contemplated by this Agreement.

SECTION 5. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND ITS
           SUBSIDIARIES

          Simultaneously with the execution of this Agreement, the Company shall deliver to the Buyer a Disclosure Schedule with numbered sections corresponding to the relevant sections in this Agreement (the "Disclosure Schedule"). Each exception set forth in the Disclosure Schedule and each other response to this
Agreement set forth in the Disclosure Schedule shall be identified by reference to, or shall be grouped under a heading referring to, a specific section of this
Agreement. Any disclosure made in the Disclosure Schedule that is identified by reference to, or grouped under a heading referring to, a specific individual section of this Agreement shall be deemed disclosed in such Disclosure Schedule and applicable to any other section of the Disclosure Schedule only to the extent that such disclosure is reasonably apparent from its face to be applicable to such other section of the Disclosure Schedule. The inclusion of any information in any Disclosure Schedule shall not be deemed an admission or acknowledgement, in and of itself or solely by virtue of the inclusion of such information in the Disclosure Schedule, that such information is required to be set forth therein or that such information is material to the Company, its
Subsidiaries, the Sellers or the Business or constitutes a Material Adverse
Effect. Capitalized terms used and not otherwise defined in any Disclosure
Schedule shall have the respective meanings ascribed to them in this Agreement.
As a material inducement to the Buyer to enter into and perform its obligations under this Agreement, except as specifically set forth in the Disclosure
Schedule, the Company hereby represents and warrants to the Buyer as follows:

          5.1. Organization and Good Standing.

          The Company and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority, as applicable, to conduct its business as presently conducted and to own and lease the material properties and assets presently used in

                                      -19-

connection therewith and to perform all of its material obligations under each material agreement and instrument by which it is bound. The Company and each
Subsidiary is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing would not reasonably be expected to result in a Material Adverse
Effect.

          5.2. Power and Authorization.

          The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents required to be delivered by it at the Closing that are set forth in Section 10.3 (collectively, the "Company Closing Documents"). The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy. At the Closing, the Company Closing Documents will be duly executed and delivered by the Company and, when executed and delivered at the Closing as contemplated herein, each of the Company Closing Documents will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

          5.3. Capitalization.

          (a) As of the date hereof, the total outstanding shares of the
Company's capital stock consist of 31,724,796 shares of Company Common Stock, all of which shares are owned of record by the Persons, and in the respective amounts, set forth in Section 5.3(a) of the Disclosure Schedule. Immediately
after the Closing, the shares of Company Common Stock (other than those that are
Purchased Securities acquired by the Buyer at the Closing) will be owned of record by the Persons, and in the respective amounts, set forth in Section
5.3(a) of the Disclosure Schedule (as the same may be amended immediately prior to the Closing to reflect transfers of Company Common Stock, to the extent permitted hereunder, and issuances of Company Common Stock upon exercise of
Convertible Securities). Under the Company Stock Option Plan, there are authorized Options to purchase 2,296,433 shares of Company Common Stock, of which, as of the date hereof, there are issued and outstanding Options to purchase 2,043,899 shares of Company Common Stock. Other than the
Securityholders' Agreement and the foregoing Options, there are no outstanding offers, options, warrants, rights, agreements or commitments of any kind
(contingent or otherwise), including employee benefit arrangements, relating to the issuance, conversion, registration, voting, sale, repurchase or transfer of any equity interests or other securities of the Company or obligating the
Company or any other Person to purchase or redeem any such equity interests or other securities. All outstanding shares and rights to acquire shares of capital stock of the Company were issued on and after the Emergence Date. All of the issued and outstanding shares of capital stock of the Company have been duly

                                      -20-

authorized, are validly issued and outstanding, are fully paid and nonassessable and have been issued in compliance in all material respects with applicable securities Laws. No securities issued by the Company from the Emergence Date to the date hereof were, and as of the Closing Date will have been, issued in violation of any statutory or common law preemptive rights. There are no dividends which have accrued or been declared but are unpaid on any capital stock of the Company.

          (b) All issued and outstanding shares of capital stock and equity interests (as applicable) of each Subsidiary are owned (beneficially and of record) by the Company or another Subsidiary, free and clear of any Encumbrance, other than directors' qualifying shares, shares held by nominee holders and similar requirements of applicable Laws. Under the Sunbeam Stock Option Plan and the Coleman Stock Option Plan, there are authorized Options to purchase 577,438 shares of Sunbeam Common Stock and 866,849 shares of Coleman Common Stock, respectively, of which, as of the date hereof, there are issued and outstanding
Options to purchase 542,950 shares of Sunbeam Common Stock and 670,950 shares of
Coleman Common Stock. Under the First Alert/Powermate Equity Plan, there are authorized First Alert/Powermate Options to purchase 215,387 shares of First
Alert/Powermate Common Stock, of which, as of the date hereof, there are issued and outstanding First Alert/Powermate Options to purchase no shares of First
Alert/Powermate Common Stock. From and after December 31, 2004, no First
Alert/Powermate Options will be issued and outstanding. Except for such Options and First Alert/Powermate Options, there are no outstanding offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise), including employee benefit arrangements, relating to the issuance, conversion, registration, voting, sale, repurchase or transfer of any equity interests or other securities of any Subsidiary or obligating any Subsidiary or any other Person to purchase or redeem any such equity interests or other securities. All of the issued and outstanding equity interests of each
Subsidiary have been issued in compliance in all material respects with applicable securities Laws. No securities issued by any Subsidiary and held by the Company or another Subsidiary have been issued in violation of any statutory or common law preemptive rights. As of the date hereof, there are no dividends which have accrued or been declared but are unpaid on the outstanding equity interests of any Subsidiary.

          (c) At the Closing, after giving effect to the transactions contemplated by Section 3.5 (which transactions the Company has or will have at or prior to the Closing the right or authority to consummate or cause to be consummated), no options, warrants or other rights to acquire shares of Company
Common Stock, Coleman Common Stock or Sunbeam Common Stock, or to acquire any other equity securities of the Company or any Subsidiary, will be outstanding.

          (d) At the Closing, the Registration Rights Agreement will terminate in accordance with its terms and will be of no further force or effect.

          5.4. Investments and Subsidiaries.

          The Business is conducted solely by and through the Company and the
Subsidiaries, and neither the Company nor any Subsidiary, directly or indirectly, owns, controls or has any investment or other ownership interest in any Person other than the Company's ownership of its interest in the
Subsidiaries.

                                      -21-

          5.5. No Conflicts.

          The execution, delivery and performance of this Agreement and the
Company Closing Documents do not and will not (with or without the passage of time or the giving of notice): (i) violate or conflict with the articles or certificate of incorporation, bylaws, articles or certificate of formation or organization, limited liability company or operating agreement, partnership agreement or other organizational document of the Company or any Subsidiary;
(ii) violate or conflict with any Law binding upon the Company or any
Subsidiary, except for such violations or conflicts as would not reasonably be expected to result in a Material Adverse Effect; (iii) violate or conflict with, result in a breach of, constitute a default under any material agreement or other material obligation to which the Company or any Subsidiary is a party
(including without limitation the Contracts set forth in Section 5.14 of the
Disclosure Schedule), or by which either of them or any of their assets are otherwise bound, except, in each case, for such violations, conflicts, breaches or defaults as would not reasonably be expected to result in a Material Adverse
Effect; (iv) result in the creation of an Encumbrance pursuant to, or give rise to any penalty, acceleration of remedies, right of termination or otherwise cause any alteration of any rights or obligations of any party under any material Contract to which either the Company or any Subsidiary is a party or by which either of them or any of their assets are otherwise bound, except for
Permitted Encumbrances and such penalties, remedies, terminations, rights, obligations or Encumbrances as would not reasonably be expected to result in a
Material Adverse Effect; or (v) require any consent, notice, authorization, waiver by or filing with any Governmental Entity or other third party, except
(A) as would not reasonably be expected to result in a Material Adverse Effect or (B) for filings (1) under the HSR Act and (2) applicable requirements of antitrust or other competition laws of other jurisdictions which, if not obtained, would not reasonably be expected to result in a Material Adverse
Effect.

          5.6. Financial Matters.

          (a) The Company has delivered to the Buyer true and complete copies of the Company's (a) audited consolidated balance sheets of the Company at December
31, 2002 and 2003 (such balance sheet at December 31, 2003, the "Balance Sheet")
and the related audited consolidated statements of operations, shareholder's equity and cash flows at and for the fiscal years ended December 31, 2002 and
2003, including the notes thereto (together with the Balance Sheet, the "Audited
Financial Statements"), and (b) unaudited consolidated balance sheet at June 30,
2003 and 2004 (such balance sheet at June 30, 2004, the "Interim Balance Sheet")
and the related unaudited consolidated statements of operations and cash flows for the six months ended June 30, 2004 (the "Interim Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"). The
Financial Statements (i) have been prepared based on the books and records of the Company and each Subsidiary, (ii) have been prepared in accordance with
GAAP, consistently applied, in all material respects, except, in the case of the
Interim Financial Statements, for normal year-end adjustments, the omission of footnote disclosures required by GAAP and the omission of a statement of shareholder's equity, and (iii) fairly present in all material respects the financial position of the Company and the Subsidiaries on a consolidated basis as of the respective dates thereof and the results of operations, changes in shareholders' equity (in the case of the Audited Financial Statements), and cash flows for the periods covered thereby.

                                      -22-

          (b) The Company has retained KPMG LLP to assist the Company with achieving compliance with reporting disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) and internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f)
under the Exchange Act) requirements inherent in Section 404 of the
Sarbanes-Oxley Act of 2002, as amended.

          5.7. Absence of Undisclosed Liabilities.

          To the Knowledge of the Company, there are no material liabilities or obligations of the Company or any Subsidiary, either accrued, contingent, absolute or otherwise, other than those that: (a) are disclosed or reserved against on the Balance Sheet, the Interim Balance Sheet or the notes thereto; or
(b) have arisen in the ordinary course of business since the date of the Interim
Balance Sheet.

          5.8. Real Property.

          (a) Section 5.8(a) of the Disclosure Schedule sets forth a true, accurate and complete list of the addresses of all Properties (identifying those that are Leased Properties and those that are Owned Properties) that are material to the operations of the Company or any Material Division.

          (b) The Company and each Subsidiary (as applicable) has valid title in fee simple to all of the Owned Properties and valid leasehold interests in all
Leased Properties, in each case, free and clear of any Encumbrance, except for:
(i) liens for taxes not yet delinquent and as to which no penalty has been imposed, assessments and governmental charges and levies which are not in default or which are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books and records of the Company or such Subsidiary in accordance with GAAP; (ii) any zoning or other governmentally established restrictions or encumbrances; (iii)
such utility and municipal easements and restrictions, if any, as do not detract in any material respect from the value of the Property subject thereto and do not materially interfere with any Property used in the ordinary conduct of the
Business as presently conducted; (iv) Encumbrances that, individually or in the aggregate, do not have a material adverse effect upon the Property or Properties affected thereby; and (v) such matters as an accurate survey may show, provided that, individually or in the aggregate, such matters would not reasonably be expected to result in a material adverse effect on the value of the Property or
Properties affected thereby (collectively, the "Permitted Encumbrances"). The
Company shall make available copies of all existing surveys, title insurance policies and their respective exception documents for each of the Properties, to the extent in the possession of the Company or any Subsidiary, to Buyer or its representatives. To the Knowledge of the Company, neither the Company nor any
Subsidiary has received written notice with respect to any Owned Property or to any Leased Property that is material to the operations of the Company or any
Material Division that (i) any building or structure, to the extent of the premises owned or leased by the Company or any Subsidiary, or (ii) any appurtenance thereto or equipment therein, or (iii) the operation or maintenance thereof, violates in any material respect any restrictive covenant or any rule adopted by any national, state or local association. To the Knowledge of the
Company, neither the Company nor any Subsidiary has received written notice of any pending or threatened condemnation proceeding, special assessment, tax certiorari or similar

                                      -23-

proceeding with respect to any Owned Property or to any Leased Property that is material to the operations of the Company or any Material Division.

          (c) To the Knowledge of the Company, neither the Company nor any
Subsidiary has received any written notice since the Emergence Date (i) of any pending rezoning proceeding affecting any Owned Property or any Leased Property that is material to the operations of the Company or any Material Division, or
(ii) from any utility company or municipality of any existing fact or condition that would reasonably be expected to result in the discontinuation of presently available sewer, water, electric, gas or telephone for any Property (or any portion thereof) that is material to the conduct of the Business.

          (d) The Leased Properties that are material to the operations of the
Company or any Material Division and the Owned Properties have sufficient access to conduct the Business at such Properties, as presently conducted.

          (e) Neither the Company nor any Subsidiary is party to any lease or license granting to any Person any right to the use, occupancy or enjoyment with respect to any Owned Property or any portion thereof.

          (f) No Owned Property (or any portion thereof) that is set forth in
Section 5.8(a) of the Disclosure Schedule, including, without limitation, any material building or improvement thereon, is subject to any purchase option, right of first refusal or first offer or other similar right.

          (g) The Company has made available to the Buyer true and complete copies of all Leases that are material to the operations of the Business and all material ancillary documents pertaining thereto.

          (h) Each Lease for any Leased Property that is material to the operations of the Company or any Material Division is in full force and effect.
Neither the Company nor any Subsidiary (as applicable) nor, to the Knowledge of the Company, any other party to any such Lease has given to the other party to such Lease written notice of any material breach or default that remains uncured as of the date hereof. Neither the Company nor any Subsidiary (as applicable) is in material default under any such Lease and, to the Knowledge of the Company and any Subsidiary, no other party to any such Lease is in material default. To the Knowledge of the Company, there are no events which with the passage of time or the giving of notice or both would constitute a material default by the
Company or any Subsidiary or by any other party to any such Lease.

          (i) Neither the Company nor any Subsidiary is party to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of any Leased Property (or any portion thereof) that is set forth in Section 5.8(a) of the Disclosure Schedule.

          (j) There are no guaranties from any of the Sellers, the Company or any Subsidiary in favor of the lessors with respect to any Leased Property that is material to the operations of the Company or any Material Division.

                                      -24-

          5.9. Personal Property.

          The Company and each Subsidiary has good and valid title in and to all material personal property owned by it, free and clear of all Encumbrances, except for any Permitted Encumbrances. All leased personal property used in the
Business is used pursuant to valid, subsisting and enforceable leases, subleases, licenses and other agreements binding upon the Company and any
Subsidiary (as applicable) and, to the Knowledge of the Company, the other parties thereto, in accordance with their terms, except as would not reasonably be expected to result in a Material Adverse Effect. The material properties and assets owned or leased by the Company or any Subsidiary are in the possession or under the control of the Company or such Subsidiary, other than properties and assets in transit or on consignment.

          5.10. Taxes.

          (a) The Company, each Subsidiary and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company or any Subsidiary is a member has (i) timely and duly filed with the appropriate Governmental Entities all Income Tax Returns and other material Tax Returns required to be filed by them (after giving effect to validly obtained extensions of time in which to make such filings) and each such Tax Return is accurate and complete in all material respects and (ii) timely paid all Taxes shown as due thereon. The unpaid Taxes for all taxable years beginning after the Emergence Date for which the Company and the Subsidiaries are responsible do not exceed in any material respect the amounts of the reserves for actual unpaid Taxes for such taxable years which are set forth on the Interim Balance Sheet and are specifically stated in the books and records of the Company and/or the Subsidiaries (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income). For the avoidance of doubt, nothing in this Agreement shall be construed as representing the existence or availability of any net operating losses or tax credits in any taxable period, or portions of taxable period.

          (b) The Company has delivered or made available to the Buyer, upon its written request, (i) true, correct, and complete copies of all Income Tax
Returns of the Company and each Subsidiary for taxable periods ending after
December 31, 1999 that had been filed at the time of such request and (ii) an accurate and complete summary of all material audit reports issued by a
Governmental Entity on or after December 31, 1998, relating to any material
Taxes due from or with respect to the Company or any Subsidiary.

          (c) Neither the Company nor any Debtor Subsidiary has made an election described in Section 108(b)(5) of the Code with respect to the transactions consummated in any Bankruptcy Plan. The Company (i) has consistently treated it and each Debtor Subsidiary as duly qualified for treatment under Section
382(l)(5) with respect to the transactions consummated in connection with the
Bankruptcy Plans and (ii) has not made an election described in Section
382(l)(5)(H) of the Code in respect of such transactions. Since January 1, 1998, neither the Company nor any Subsidiary has undergone an ownership change within the meaning of Section 382 of the Code, except as a result of the transactions consummated in connection with the Bankruptcy Plans or pursuant to this
Agreement.

                                      -25-

          (d) All deficiencies for Taxes asserted against the Company or any
Subsidiary (i) have been paid or (ii) are reserved, in accordance with GAAP, on the Balance Sheet or on the books and records of the Company and being contested in good faith by proper proceedings. Since January 1, 2001, neither the Company nor any Subsidiary has been the subject of any audit, suit, proceeding, claim, examination, or assessment by any Governmental Entity regarding Taxes, and no such audit, suit, action, proceeding, claim, examination, or assessment is currently pending or, to the Knowledge of the Company, threatened. There are no
Encumbrances for Taxes except for Encumbrances for Taxes not yet due or delinquent upon the assets of the Company or any Subsidiary or upon any of the capital stock of the Company or any Subsidiary.

          (e) Section 5.10(e) of the Disclosure Schedule lists (i) all types of
Taxes currently payable, and all types of Tax Returns currently required to be filed, by or on behalf of the Company and each Subsidiary, (ii) all of the jurisdictions that currently impose upon the Company or any Subsidiary a duty to pay Tax or file a Tax Return and (iii) the taxable years of the Company and the
Subsidiaries for which the statute of limitations remains open with respect to any material Tax. No claim in writing has been made by any Governmental Entity in a jurisdiction in which the Company or Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.

          (f) There is no material taxable income of the Company or any
Subsidiary that will be reportable in a taxable period beginning after the
Closing Date that (i) economically accrued in a period beginning prior to the
Closing Date, by reason of the installment method of accounting, the completed contract method of accounting, the percentage of completion method of accounting or (ii) was reported for financial accounting purposes in a period beginning prior to the Closing Date.

          (g) Neither the Company nor any Subsidiary has engaged in any
"intercompany transaction" in respect of which income or gain that is material in the aggregate (disregarding any losses arising from any such intercompany transaction) continues to be deferred pursuant to Treasury Regulation (ss).
1.1502-13 or any predecessor or successor thereof or analogous or similar provision under state, local or foreign Law.

          (h) Neither the Company nor any Subsidiary (i) has any liability for the Taxes of any Person, other than the Company or the Subsidiaries, under
Treasury Regulation (ss). 1.1502-6 (or any predecessor or successor thereof or analogous or similar provision of state, local or foreign Law) or as a transferee or successor or (ii) has entered into or is subject, directly or indirectly, to any Tax allocation, indemnity, sharing or similar agreement or arrangement (whether or not written), other than those that are solely among the
Company and/or Wholly-Owned Subsidiaries.

          (i) None of the Company, any Subsidiary or any other Person on its or their behalf has (i) agreed to or is required to make any adjustment pursuant to
Section 481(a) of the Code or any similar provision of state, local or foreign
Law (and, to the Knowledge if the Company, no Governmental Entity has proposed any such adjustment), or has any application pending with any Governmental
Entity requesting permission for any change in accounting method that relates to the Company or any Subsidiary, (ii) entered into a closing agreement pursuant to
Section 7121 of the Code or any similar provision of state, local or foreign Law with

                                      -26-

respect to the Company or any Subsidiary, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed,
(iv) granted any extension of the statute of limitations for the assessment or collection of Taxes, or otherwise entered into or filed any agreement, arrangement, waiver or objection extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return, or any payment of Taxes, (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter, or (vi) since January 1, 2002, requested or received a ruling from any
Governmental Entity in respect of Taxes or requested or entered into an agreement in respect of Taxes with any Governmental Entity.

          (j) Neither the Company nor any Subsidiary is or has been a United
States real property holding corporation within the meaning of Section 897(c)(2)
of the Code during the applicable period specified in Section 897(c)(i)(A)(ii)
of the Code.

          (k) No outstanding Indebtedness is a "disqualified debt instrument"
within the meaning of Section 163(l) of the Code.

          (l) With respect to the Company or any Subsidiary that used or uses the LIFO method of accounting with respect to its inventory in taxable periods that end on or before the Closing Date, the Company and each Subsidiary (i)
properly make use of the LIFO method of accounting with respect its inventory,
(ii) have a valid LIFO election in effect, (iii) have not committed any act that would cause a termination of such LIFO election, and (iv) have not entered into any transaction that would require the collapse of its historic base year layers.

          (m) Neither the Company nor any Subsidiary was either a "distributing corporation" or a "controlled corporation" (within the meaning of Section
355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) within the two (2) year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

          (n) The Company and the Subsidiaries have maintained, in all material respects, intercompany agreements with respect to transfer pricing, concurrent and supporting documentation in respect of such transfer pricing as required under guidelines issued by the IRS and the Organization for Economic Cooperation
and Development.

          (o) To the Knowledge of the Company, none of the Subsidiaries organized under the Laws of a country other than the United States (the "Foreign
Subsidiaries") (i) is engaged in a United States trade or business for U.S.
federal income tax purposes, (ii) has any investment in United States property within the meaning of Section 956 of the Code, (iii) is (or has ever been) a
"foreign investment company" within the meaning of Section 1246(b) of the Code,
(iv) is a "passive foreign investment company" within the meaning of Section
1297 of the Code, or (v) has made an election described in Section 897(i) of the
Code.

                                      -27-

          (p) Since January 1, 1998, neither the Company nor any Subsidiary has participated in or cooperated with any international boycott or has been requested to do so in connection with any transaction or proposed transaction.

          (q) Since January 1, 1998, neither the Company nor any Subsidiary has
(i) at any time, engaged in or entered into a "listed transaction" within the meaning of Treasury Regulation (ss).(ss). 1.6011-4(b)(2), 301.6111-2(b)(2) or
301.6112-1(b)(2), or (ii) filed IRS Form 8275 or 8275-R or any predecessor or successor thereof or analogous or similar Tax Return under state, local or foreign Law.

          (r) The Company and the Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of
Taxes, have duly and timely withheld and paid over to the appropriate
Governmental Entity all amounts so withheld under applicable Laws, and have duly and timely filed all required Tax Returns with respect to such withheld Taxes.

          5.11. Litigation.

          There are no Proceedings pending or, to the Knowledge of the Company, threatened in writing, against the Company or any Subsidiary, or, to the
Knowledge of the Company, pending or threatened in writing against their respective directors (or Persons in similar positions) or officers, in their capacities as such, other than, in each case, (a) Proceedings in the ordinary course of Business, (b) Proceedings that, if adversely determined, would not reasonably be expected to result in a Material Adverse Effect and (c)
Environmental Claims, which are addressed in Section 5.18. Neither the Company nor any Subsidiary is bound by any judgment, award, determination, order, writ, injunction or decree of any Governmental Entity, except for such judgments, awards, orders, writs, injunctions or decrees as would not reasonably be expected to result in a Material Adverse Effect.

          5.12. Labor Matters.

          With respect to labor matters: (a) neither the Company nor any
Subsidiary is a party to any labor or collective bargaining agreement, and, to the Knowledge of the Company, there are no other labor or collective bargaining agreements which pertain to, or cover, employees of the Company or any
Subsidiary; (b) no employees of the Company or any Subsidiary are (or, since the
Emergence Date, have been) represented by any labor organization, since the
Emergence Date, no labor organization or group of employees has made a demand, and therefore no pending demands, for recognition or certification, and there are no (and since the Emergence Date, there have not been any) representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (c) there are no (and since the
Emergence Date, there have not been any) strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances or other labor disputes pending or, to the
Knowledge of the Company, threatened against or involving the Company or any
Subsidiary, in each case, that would be reasonably expected to have a material impact on the operations of the Company or any Material Division, and there are no (and since the Emergence Date, there have not been any) unfair labor practice charges, grievances or complaints pending or threatened in writing by or on

                                      -28-

behalf of any employee or group of employees, in each case, that would be reasonably expected to have a material impact on the operations of the Company or any Material Division; (d) there are no complaints, charges or claims against the Company or any Subsidiary pending or, to the Knowledge of the Company, threatened to be brought or filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by, the Company or any Subsidiary of any individual, except for such charges, grievances or complaints as would not reasonably be expected to result in a Material Adverse Effect; and (e) the
Company and each Subsidiary (i) have complied with all applicable federal, state, and local legal requirements relating to its employees, arising from statutes relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age and disability discrimination, and (ii) have complied with all applicable federal, state and local legal requirements relating to its employees arising from statutes relating to immigration and I-9 compliance, except, in each case, for such non-compliance as would not reasonably be expected to result in a Material
Adverse Effect.

          5.13. Intellectual Property Rights.

          (a) The Company and/or the Subsidiaries own all right, title and interest in and to, or have valid licenses to use, all Intellectual Property that is material to the operations of the Company or any Material Division. To the Knowledge of the Company, (i) none of the trade secrets owned by the Company or any Subsidiary that are material to the operations of the Company or any
Material Division has been misappropriated by any other Person; and (ii) no employee, independent contractor or agent of the Company or any Subsidiary has misappropriated any trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of the Company or any Subsidiary.

          (b) Neither the Intellectual Property that is material to the operations of the Company or any Material Division nor the Company's or any
Subsidiary's use thereof violates or infringes any intellectual property or other proprietary rights of any other Person. During the five (5) year period ended on the date hereof, no third party has notified the Company or any
Subsidiary in writing of a challenge to the Company's or such Subsidiary's ownership or use of, or the validity or enforceability of, any material
Intellectual Property owned or licensed by the Company or any Subsidiary and, to the Knowledge of the Company, there is no existing fact or circumstance that would be reasonably expected to give rise to any such challenge that would reasonably be expected to result in a Material Adverse Effect. To the Knowledge of the Company, no third party is infringing upon any of the Intellectual
Property owned by the Company or any Subsidiary or any Intellectual Property
that is material to the operations of the Company or any Material Division and is licensed by the Company or any Subsidiary.

          (c) Section 5.13(c) of the Disclosure Schedule sets forth a true, accurate, complete and current list (including the registration numbers, if any, and respective owners) of all patents, patents pending, trademark/service mark applications and registrations, copyright applications and registrations, and domain name registrations that are owned by the Company or any Subsidiary. All renewal fees, maintenance fees, and other fees in respect of the material
Intellectual Property owned by the Company or any Subsidiary that have fallen due on or prior to the date of this Agreement (and the Closing Date) have been
(and as of the Closing Date will

                                      -29-

have been) paid in full except to the extent that Company or the Subsidiaries have intentionally abandoned or otherwise failed to maintain such Intellectual
Property.

          (d) Section 5.13(d) of the Disclosure Schedule sets forth the material licenses pursuant to which the Company or any Subsidiary grants to any other
Person the right to use Intellectual Property owned by the Company or any
Subsidiary, and pursuant to which any other Person grants to the Company or any
Subsidiary the right to use Intellectual Property owned by any other Person.
Neither the Company nor any Subsidiary is in material breach or default with respect to any of such material licenses and, to the Knowledge of the Company, no other party thereto is in material breach or default with respect to such licenses, and, to the Knowledge of the Company, no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

          (e) Section 5.13(e) of the Disclosure Schedule sets forth a true, accurate, complete and current list of all Software used by the Company or any
Subsidiary in the operation of the Business. The Company and its Subsidiaries have not installed any unlicensed copies of any mass market software that is available in consumer retail stores or otherwise commercially available and subject to "shrink-wrap" or "click-through" license agreements on any of the
Company's or any Subsidiary's computers or computer systems, and the Company and its Subsidiaries have policies in place prohibiting such installation, which policies are adequate and appropriate in light of the respective size and nature of the operations of the Company and its Subsidiaries.

          5.14. Contracts and Commitments.

          Section 5.14 of the Disclosure Schedule sets forth a complete and accurate list of:

          (a) For the twelve month period ended on December 31, 2003 and for the six month period ended on June 30, 2004, a complete and correct list of, (i) the top ten (10) customers of each of Coleman and Sunbeam, and the aggregate sales to such customers and (ii) the top ten (10) suppliers of each of Coleman and
Sunbeam, by the aggregate dollar volume of purchases by the Business from such suppliers for such period;

          (b) Each Contract (other than open sales or purchase orders and obligations based on forecasts for purchases and Contracts described in Section
5.14(e)) that involves the performance of services for or the delivery of goods or materials to the Company and/or any Subsidiary during the Company's most recently completed fiscal year in an amount or value in excess of $1,500,000 or pursuant to which the Company or any Subsidiary is obligated to purchase future services, goods or materials in an amount in excess of $1,000,000, in each case, that may not be terminated (by its terms or otherwise) by the Company or such
Subsidiary within one hundred and twenty (120) days without payment of a termination penalty of less than $250,000 under such Contract on the part of the
Company or any Subsidiary;

          (c) Each Contract that was not entered into in the ordinary course of business or that is not contemplated by the July Forecast that involves future expenditures or receipts in excess of $250,000 to which the Company and/or any
Subsidiary is a party or is otherwise bound;

                                      -30-

          (d) Each material Contract with respect to environmental
investigation, removal, remediation or monitoring at any facility or property
(including, without limitation, any Property);

          (e) Each representative, distribution, marketing or sales agency
Contract to which the Company and/or any Subsidiary is a party or is otherwise bound and that (i) requires payments to be made thereunder by the Company or any
Subsidiary without regard to any minimum sales and (ii) may not be terminated
(by its terms or otherwise) by the Company or such Subsidiary within one hundred and twenty (120) days without payment of a termination penalty of less than
$250,000 under such Contract on the part of the Company or any Subsidiary;

          (f) Each Contract containing covenants materially limiting the freedom of the Company and/or any Subsidiary to engage in any line of business or to compete with any Person or covenants of another Person not to compete with the
Company or any Subsidiary in any material respect;

          (g) Each sole source supply Contract for the purchase of any material, raw material, component or product that is otherwise not generally available and that is used in the manufacture of any product that is material to the Business;

          (h) All agreements entered into during the five (5) year period ended on the date hereof with respect to the acquisition of any other entity, business, line of business or assets that are material to the Business to which the Company and/or any Subsidiary is a party or is otherwise bound;

          (i) All employment, severance, separation or change of control agreements presently in effect with past or present employees of the Company or any Subsidiary and all consulting agreements to which the Company or any
Subsidiary is a party (other than offer letters or employment arrangements terminable at will without payment of contractual severance or other amounts in excess of $200,000); and

          (j) Each Contract to which the Company or any Subsidiary is a party or is otherwise bound with respect to the sharing, contingent or otherwise, of material profits, revenues, losses, costs or liabilities of any Person.

Neither the Company nor any Subsidiary is in material breach or default with respect to any of the above Contracts or any Contracts with the Persons described in Section 5.14(a) (except for such breaches or defaults that would not reasonably be expected to be material to the operations of the Business)
and, to the Knowledge of the Company, no other party to any such Contracts is in material breach or default with respect to any such Contracts (except for such breaches or defaults that would not reasonably be expected to be material to the operations of the Business), and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Neither the Company nor any Subsidiary has received any written notice since December 31, 2003 of any material breach or default with respect to any such Contracts which remains uncured (except for such breaches or defaults that would not reasonably be expected to be material to the operations of the Business).

                                      -31-

          5.15. Existing Condition.

          (a) Since the date of the Interim Balance Sheet and through the date hereof, there has not occurred any:

               (i) Material Adverse Effect or any event, change or effect which would reasonably be expected to result in a Material Adverse Effect;

               (ii) damage to, destruction or loss of any material asset of the
     Company or any Subsidiary not covered by insurance and in excess of
     $1,500,000;

               (iii) forbearance of any material Indebtedness, except in each case in the ordinary course of business;

               (iv) adoption of or material change in any Plan (as defined below) or, except in the ordinary course of business, labor policy, other than as required by applicable Law;

               (v) termination or receipt of notice of termination of, business relationship with any Person required to be disclosed in the Disclosure
     Schedule pursuant to Section 5.14(a);

               (vi) sale (other than sales of inventory in the ordinary course of business), assignment, conveyance, transfer, lease, or other disposition of any asset or property of the Company or any Subsidiary that is material to the Business or mortgage, pledge, or imposition of any lien or other encumbrance on any asset or property of the Company or any Subsidiary that is material to the Business, except, in each case, pursuant to existing
     Indebtedness or as specifically permitted hereunder; or

               (vii) capital expenditure, other than as contemplated by the July
     Forecast, in excess of $250,000.

          (b) From and after the date of the Interim Balance Sheet until the date hereof, there has not occurred: (i) any change by the Company or any
Subsidiary in its accounting principles or policies except as required by GAAP or applicable Law; (ii) any revaluation by the Company or any Subsidiary of any of its assets, including, without limitation, any write off or write down of notes, accounts receivable or inventory, other than in the ordinary course of business and consistent with past practice or as required by GAAP or applicable
Law; or (iii) any binding agreement to do or otherwise suffer or incur any of the foregoing by the Company or any Subsidiary.

          (c) From and after the date of the Interim Balance Sheet until the date hereof, there has not occurred any increase in compensation payable to, or entry into (or amendment of) any employment or severance agreement with, any (i)
U.S. stockholder, director (or Person in a similar position), officer or employee, in any such case who earns compensation (in their capacities as such)
in excess of $75,000 per annum, of the Company or its Subsidiaries, or (ii) any
non-U.S. stockholder, director (or Person in a similar position), officer or employee in of

                                      -32-

the Company or its Subsidiaries other than in the ordinary course of business and consistent with past practice.

          5.16. Employee Benefit Plans.

          (a) Section 5.16(a) of the Disclosure Schedule contains a true, accurate and complete list of (i) all material employee benefit plans, policies and arrangements, including, but not limited to, all "employee benefit plans"
(as defined in Section 3(3) of ERISA), sponsored, maintained or contributed to, or required to be contributed to, by the Company or any Subsidiary in the United
States (collectively, the "Plans") and (ii) all "employee benefit pension plans"
(as defined in Section 3(2) of ERISA) sponsored, maintained or contributed to, or required to be contributed to, by any Person required to be aggregated with the Company under Section 414(b), (c), (m), or (o) of the Code (each, an "ERISA
Affiliate") in the United States whether or not for the benefit of employees or former employees of the Company or any Subsidiary (such employee benefit pension plans are collectively the "ERISA Affiliate Plans").

          (b) With respect to each Plan, the Company has made available to the
Buyer a true and correct copy of, as applicable, (i) the Plan and all amendments thereto, (ii) the most recent annual report of each Plan on Form 5500, (iii)
such trust agreement and group annuity contract, if any, relating to such Plan,
(iv) the most recent actuarial report or valuation relating to any such Plan subject to Title IV of ERISA, (v) the most recent IRS determination or opinion letter with respect to any such Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code or where an application for such letter is pending, all applications to the IRS, and (vi) the most recent summary plan description for such Plan.

          (c) With respect to each Plan: (i) if intended to qualify under
Section 401(a) of the Code, such Plan has received a determination letter from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code or an application for such letter is pending, and, to the Knowledge of the Company, nothing has occurred since the date of such determination or application that would reasonably be expected to result in the loss of such qualification or exempt status; (ii) such
Plan has been administered and operated in all material respects in accordance with its terms and applicable Law (including ERISA and the Code, and all rules and regulations promulgated thereunder); (iii) neither the Company nor any
Subsidiary has incurred any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Plan; (iv) no disputes are pending, or, to the Knowledge of the Company, threatened by any Governmental Entity or by any participant or beneficiary against any Plan, the assets of any trust under any
Plan or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the design or operation of such Plan, other than routine claims for benefits thereunder; (v) to the Knowledge of the Company, no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA)
has occurred that gives rise to or would reasonably be expected to give rise to material liability on the part of the Company or any of its Subsidiaries; and
(vi) all contributions due and payable by or under any Plan (or trust or fund established thereunder or in connection therewith) (taking into account any extensions of time for the making of such contributions) have been made in full or appropriately accrued for in the Company's Financial Statements.

                                      -33-

          (d) No Plan or ERISA Affiliate Plan has incurred an accumulated funding deficiency, as defined in Section 302 of ERISA or Section 412 of the
Code, whether or not waived. Except for liabilities for premiums due to the
Pension Benefit Guaranty Corporation ("PBGC"), no liability has been or would reasonably be expected to be incurred by the Company, any Subsidiary or any
ERISA Affiliate under or pursuant to Title IV of ERISA, and no event has occurred or condition exists that has resulted in or would reasonably be expected to result in any such liability to the Company, any Subsidiary or any
ERISA Affiliate.

          (e) No Plan or ERISA Affiliate Plan is a "multiemployer plan" as defined in Section 3(37) of ERISA, and none of the Company, any Subsidiary or any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no event has occurred and no circumstance exists that would result in any such liability to the Company, any Subsidiary or any ERISA
Affiliate.

          (f) None of the Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant's beneficiary. There has been no violation of the "continuation coverage requirement" of "group health plans" as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply that would reasonably be expected to result in any material liability to the Company or any Subsidiary.

          (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either by itself or in conjunction with a subsequent event: (i) result in any payment becoming due to any current employee or former employee of the Company or any Subsidiary,
(ii) increase any benefits otherwise payable under any of the Plans, (iii)
result in any payment or any amount payable that will not be deductible under
Section 280G of the Code or give rise to any Tax under Section 4999 of the Code, or (iv) result in the acceleration of the time of payment or vesting of any benefits provided under any of the Plans.

          (h) Section 5.16(h) of the Disclosure Schedule contains a true, accurate and complete list of each employee benefit plan sponsored, maintained or contributed to, or required to be contributed to, by the Company or any
Subsidiary that is not located in the United States, other than government sponsored employee benefit plans (each, a "Foreign Benefit Plan"). With respect to each Foreign Benefit Plan: (i) all employer and employee contributions to such Foreign Benefit Plan required by Law or by the terms of such Foreign
Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and (ii) such Foreign Benefit Plan is operated in material compliance with applicable Laws.

          5.17. Compliance with Laws.

          The Company and each Subsidiary is in compliance with, and from and after the Emergence Date, has not received any written notice of any violation with respect to, any Laws applicable to the Business, except, in each case, for such non-compliance or violations as would not reasonably be expected to result in a Material Adverse Effect. The Company and each

                                      -34-

Subsidiary (as applicable) possesses all Permits. Each Permit is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company, threatened administrative or judicial proceeding to revoke, cancel or declare such Permit invalid in any respect.

          5.18. Environmental.

          (a) The Company and each Subsidiary is and, in the five-year period preceding the date hereof, has been in material compliance with all applicable
Environmental Laws and has not received written notice of any unresolved potential liability, violation or delinquency with respect to any Environmental
Law that would be material to the conduct of the Business, including, without limitation, pursuant to any agreement with any Person, or any Permit or order from, any Governmental Entity. The Company and each Subsidiary has obtained all
Permits required under Environmental Laws and material to the conduct of the
Business ("Environmental Permits"), such Environmental Permits are set forth in
Section 5.18(a) of the Disclosure Schedule, each Environmental Permit of the
Company and each Subsidiary remains in full force and effect, is not subject to appeal or any pending or threatened administrative or judicial proceedings, other than administrative review processes in the ordinary course of pending renewals, and complete applications for all material new, modified or renewed
Environmental Permits that are presently due or pending have been submitted on a timely basis except where the failure to obtain any such Environmental Permit, take any such action or where such appeal or Proceeding would, if adversely determined, not be material to the conduct of the Business. Except as would not be material to the conduct of the Business, neither the Company nor any
Subsidiary has received notice that any such Environmental Permit will not be issued or renewed with terms and conditions that are consistent with the present or presently proposed operation of the relevant facility.

          (b) There is no material Environmental Claim pending or, to the
Knowledge of the Company, threatened against the Company or any Subsidiary or otherwise relating to any of the Properties. To the Knowledge of the Company,
except as would not reasonably be expected to result in a Material Adverse
Effect, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the production, use, sale, storage, transportation, handling, release, threatened release, emission, discharge, presence or disposal of any Hazardous Materials, that would reasonably be expected to form the basis of any Environmental Claim or prevent continued compliance with Environmental Laws relating to the Business or any of the Properties or against the Company or any Subsidiary.

          (c) To the Knowledge of the Company, neither the Company nor any
Subsidiary is or will be required to incur material capital cost or expense to cause its operations or properties to achieve or maintain compliance with applicable Environmental Laws under current operational conditions.

          (d) To the Knowledge of the Company, neither the Company nor any
Subsidiary has manufactured, distributed or sold any asbestos-containing material in the five-year period ended on the date hereof. Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened Proceedings against the
Company or any of its Subsidiaries arising out of any lead-containing,

                                      -35-

silica-containing or asbestos-containing material or the exposure to or release thereof. In the five-year period ended on the date hereof, there have been no
Proceedings against the Company or any of its Subsidiaries arising out of any asbestos-containing material or the exposure to or release thereof.

          (e) Neither the Company nor any Subsidiary has, or, in the five-year period preceding the date hereof, has had any material obligation under any agreement with any Person or pursuant to an order of a Governmental Entity for conducting any site investigation or cleanup. To the Knowledge of the Company, neither the Company nor any Subsidiary has, either expressly or by operation of law, assumed or undertaken any material liability or material corrective, investigatory or remedial obligation of any other Person or for any business or property previously owned or operated by the Company or any Subsidiary relating to any Environmental Law.

          (f) The Company has made available to the Buyer true and complete copies of all (i) material Environmental Permits, (ii) material notices, demands, claims or actions relating to any of the Business or the Properties pursuant to Environmental Law which are unresolved, and (iii) material reports related to all investigations or assessments of environmental conditions at any of the Properties or compliance of the Business with Environmental Law.

          5.19. Transactions With Affiliates.

          Section 5.19 of the Disclosure Schedule sets forth for each (a)
Seller, (b) director or officer of the Company or any Subsidiary and (c)
Affiliate of any stockholder of the Company who is an individual and who owns of record more than 1% of the outstanding shares of Company Common Stock every agreement, undertaking or compensation arrangement that is in effect as of the date hereof between such Person and the Company and/or any Subsidiary (other than under the Plans and employment arrangements in the ordinary course of business) and any interest of such Person in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the Business. To the
Knowledge of the Company, since the Emergence Date, no Seller or director or officer of the Company or any Subsidiary has been a director (or Person in a similar position) or executive officer of, or has had any ownership interest in
(excluding the ownership of no more than 5% of the outstanding securities in any publicly traded company), any firm, corporation, association or business enterprise which during such period was a material customer of the Company or any Subsidiary.

          5.20. Insurance.

          Section 5.20 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies of the Company and any Subsidiary for the five (5) year period ended on the date hereof, which policies have been made available to the Buyer. The Company and each Subsidiary has complied in all material respects with all terms and conditions of such policies, including premium payments, and such policies are in full force and effect. Since the
Emergence Date, neither the Company nor any Subsidiary has received: (a) any written notice of cancellation of any policy or binder of insurance required to be identified in Section 5.20 of the Disclosure Schedule other than statutory notices protecting insurers' rights to renew an existing policy or to change terms, conditions and pricing upon renewal; (b) any written notice that any

                                      -36-

issuer of such policy or binder has filed for protection under applicable bankruptcy or insolvency laws; or (c) any other written notice that any such policy or binder is no longer in full force or effect or that the issuer of any such policy or binder is unwilling or unable to perform its obligations thereunder. Since the Emergence Date, the Company and its Subsidiaries have maintained, without interruption, self-insurance or policies or binders of insurance covering such risks and events as to provide, in the reasonable judgment of the Company, adequate and sufficient insurance coverage for all the assets and operations of the Business, subject to deductibles and policy limits reasonable and appropriate for the Company and the Subsidiaries. There are no
pending or, to the Knowledge of the Company, threatened disputes to coverage under any of the policies listed on Section 5.20 of the Disclosure Schedule that, if adversely determined, would reasonably be expected to result in a
Material Adverse Effect.

          5.21. Product Recall.

          From and after the Emergence Date and until the date hereof, there has not been any recall or, to the Knowledge of the Company, investigation or written inquiry from a Governmental Entity which would reasonably be expected to result in a recall of any product, substance or material produced, distributed or sold by or on behalf of the Business.

          5.22. Absence of Certain Business Practices.

          To the Knowledge of the Company, neither the Company or any Subsidiary nor any of its respective directors (or Persons in similar positions) or executive officers, acting alone or together, has: (a) received, directly or indirectly, any payments, commissions or any other economic benefits, regardless of their nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other Person with whom the Company or any
Subsidiary has done business; or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other Person with whom the Company or any Subsidiary has done business, except where such actions have not subjected, or would not reasonably be expected to subject the Company or any Subsidiary or any of its respective executive officers or directors (or Persons in similar positions) to any fine or penalty in any criminal or governmental litigation or proceeding.

          5.23. Indebtedness.

          Section 5.23 of the Disclosure Schedule sets forth a list (including each related Contract, the principal amount, the maturity date and the administrative agent or Person serving in a similar capacity thereunder) of all
Indebtedness of the Company and each Subsidiary outstanding as of the date hereof. Neither the Company nor any Subsidiary is in material breach or default with respect to any of the Contracts listed in Section 5.23 of the Disclosure
Schedule (except for such breaches or defaults that would not reasonably be expected to be material to the operations of the Business) and, to the Knowledge of the Company, no other party thereto is in material breach or default with respect to any such Contract (except for such breaches or defaults that would not reasonably be expected to be material to the operations of the Business), and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Neither the Company nor any Subsidiary has received any written notice since December 31, 2003 of any material breach or default with respect to any such Contract which

                                      -37-

remains uncured (except for such breaches or defaults that would not reasonably be expected to be material to the operations of the Business).

          5.24. Securityholders' Agreement.

          The Securityholders' Agreement has been duly executed and delivered by the Company and the Principal Sellers, and the Securityholders' Agreement
constitutes the valid and binding obligation of the Company and the Principal
Sellers, enforceable against each such Person in accordance with its terms, in each case subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

          5.25. Bankruptcy Matters.

          The Company and each Subsidiary has complied with, and performed all of its obligations (including, without limitation, the effectuation of all distributions) under, the Bankruptcy Plans and the Confirmation Orders in all
material respects. There are no material outstanding obligations (contingent or otherwise) under any Bankruptcy Plan or Confirmation Order. There are no pending or, to the Knowledge of the Company, threatened material disputes arising under, in connection with, with respect to or relating to any Bankruptcy Plan or
Confirmation Order or the performance by the Company or any Subsidiary of its obligations thereunder.

          5.26. Industrial Revenue Bond Matters.

          The Company has made available to the Buyer true, accurate and complete copies of the Trust Indentures, the Bonds and the IRB Leases. The
aggregate amount of all amounts payable under the IRB Leases by the Company or any Subsidiary to the City is less than or equal to the aggregate amount of all amounts payable under the Bonds by the City to the Company or any Subsidiary.
Neither the Company nor any Subsidiary is in material breach or default of any its obligations under the IRB Leases, the Bonds or the Trust Indentures and, to
the Knowledge of the Company, no other party to any of the IRB Leases, the Bonds or the Trust Indentures is in material breach or default thereunder, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Neither the Company nor any Subsidiary has received any written notice since December 31, 2003 of any material breach or default under any of the IRB Leases, the Bonds or the Trust Indentures which remains uncured.

          5.27. Brokers.

          No Person acting on behalf of the Company or any Subsidiary or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee with respect to which the
Buyer, the Company or any Subsidiary will be liable in connection with any of the transactions contemplated by this Agreement.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE BUYER

                                      -38-

          As a material inducement to each Seller and the Company to enter into and perform its respective obligations under this Agreement, the Buyer hereby represents and warrants to each Seller and the Company as follows:

          6.1. Incorporation and Good Standing.

          The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as presently conducted and to own and lease the properties and assets presently used in connection therewith.

          6.2. Power and Authorization.

          The Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and under any other agreement, instrument or other document required to be delivered by the Buyer at the Closing that is set forth in Section 10.4 (the "Buyer Closing Documents").
The execution, delivery and performance by the Buyer of this Agreement and the
Buyer Closing Documents have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy. At the Closing, the Buyer
Closing Documents will be duly executed and delivered by the Buyer and, when executed and delivered at the Closing as contemplated herein, each of the Buyer
Closing Documents will constitute the valid and binding obligations of the
Buyer, enforceable against the Buyer in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

          6.3. Validity of Contemplated Transactions.

          The execution, delivery and performance of this Agreement and the
Buyer Closing Documents do not and will not (with or without the passage of time or the giving of notice): (i) violate or conflict with the certificate of incorporation or bylaws of the Buyer; or (ii) violate or conflict with any Law binding upon Buyer or violate or conflict with, result in a breach of, or constitute a default under any material agreement or other material obligation to which the Buyer is a party or by which the Buyer or its subsidiaries or any of their assets are otherwise bound or any Law, applicable to the Buyer, except, in each case, for such violations, conflicts, breaches or defaults as would not reasonably be expected to materially affect or delay the ability of the Buyer to perform its obligations under this Agreement or any Buyer Closing Document or consummate the transactions contemplated hereby or thereby.

          6.4. Consents.

          Except for filings under the HSR Act and applicable requirements of antitrust or other competition laws of other jurisdictions, no consent, authorization, waiver by or filing with any Governmental Entity, administrative body or other third party is required in connection with

                                      -39-

the execution or performance of this Agreement, the Buyer Closing Documents or the Equity Investment Agreements by the Buyer or the consummation by the Buyer of the transactions contemplated hereby or thereby, except for such consents, authorizations, waivers or filings, as to which the failure to obtain would not reasonably be expected to materially affect or delay the Buyer's ability to perform its obligations under this Agreement, the Buyer Closing Documents or the
Equity Investment Agreements or to consummate the transactions contemplated hereby or thereby, in each case in any material respect.

          6.5. Litigation.

          There are no Proceedings that have been commenced or, to the knowledge of the Buyer, threatened against the Buyer that challenge the validity of this
Agreement or the transactions contemplated hereby or that may have the effect of preventing, delaying or impairing, or making illegal the transactions contemplated, or materially affecting the Buyer's ability to perform its obligations, hereunder or under the Buyer Closing Documents or to consummate the transactions contemplated hereby or thereby.

          6.6. Sufficient Funds.

          (a) As of the Closing Date, the Buyer will have sufficient funds to effect the Closing as contemplated hereby.

          (b) As of the date hereof, the Buyer has (i) agreed to issue to
Warburg Pincus, and Warburg Pincus has agreed to subscribe for and purchase,
Three Hundred and Fifty Million Dollars ($350,000,000) of common stock and preferred stock of the Buyer (the "Equity Investment"), which amount, subject to the receipt by the Buyer of the Bank Consents, will be funded into escrow by
Warburg Pincus not more than fifteen (15) Business Days after the date hereof pursuant to the terms of the Equity Investment Agreements, and (ii) received a letter (the "Financing Commitment Letter") from Citicorp USA, Inc., Citigroup
Global Markets Inc. and Canadian Imperial Bank of Commerce confirming their commitments, on the terms and subject to the conditions thereof, to provide and arrange for the syndication of a senior secured credit facility in an aggregate principal amount of not less than One Billion and Fifty Million Dollars
($1,050,000,000) (the "Financing Commitments") in connection with the transactions contemplated hereby. As contemplated by the Equity Investment
Agreements and the Financing Commitment Letter, the proceeds from the Equity
Investment and the credit facilities described in the Financing Commitment
Agreement will be used by the Buyer for the purposes of, among other things, consummating the transactions contemplated hereby, including the payment of the
Purchase Price payable pursuant to Section 3.1. A true and complete copy of the
Equity Investment Agreements and the Financing Commitment Letter have been delivered to the Company. Each of the Equity Purchase Agreement and the
Financing Commitment Letter is in full force and effect and, upon the funding of the Equity Investment into escrow pursuant to the terms of the Equity Investment
Agreements, the Equity Escrow Agreement will be in full force and effect. Except for amendments and modifications agreed to in writing by the Majority Sellers in accordance with Section 7.15, none of the Equity Investment Agreements or the
Financing Commitment Letter has been amended or modified in any respect.

                                      -40-

          (c) As of the date hereof, the Buyer knows of no circumstance or condition that may reasonably be expected to prevent the availability at the
Closing of the requisite financing to consummate the transactions contemplated by this Agreement on the terms set forth herein, as provided in the Equity
Investment Agreements or the Financing Commitment Letter.

          6.7. Brokers.

          No Person acting on behalf of the Buyer or any of its subsidiaries or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee with respect to which the Company or any Seller will be liable in connection with any of the transactions contemplated by this Agreement.

SECTION 7. COVENANTS OF THE PARTIES UNTIL CLOSING

          7.1. Conduct of Business Pending Closing.

          Except as set forth in Section 7.1 of the Disclosure Schedule or as otherwise expressly provided in this Agreement, between the date hereof and the
Closing, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed, the Company shall, and shall cause each
Subsidiary to, operate its respective business in the ordinary course consistent with past practices and shall, and shall cause each Subsidiary to, use commercially reasonable efforts to preserve intact its business organization and goodwill in all material respects, including, without limitation, the goodwill and relationships of the Company's and each Subsidiary's customers, suppliers, employees and vendors, and shall, and shall cause each Subsidiary to:

          (a) maintain its respective existence, and discharge debts, liabilities and obligations as they become due, and operate in the ordinary course in a manner consistent with past practice and in compliance in all material respects with all applicable Laws and Contracts that are set forth on
Section 5.14 of the Disclosure Schedule or, if entered into after the date hereof, would be required to be identified in Section 5.14 of the Disclosure
Schedule if they were in effect on the date hereof, (including, in each case, any such Contracts with the Persons set forth in the Disclosure Schedule pursuant to Section 5.14(a));

          (b) maintain its respective facilities and assets in substantially the same state of repair, order and condition as they were on the date hereof, reasonable wear and tear and damage by acts of God excepted;

          (c) maintain its respective books and records in accordance with past practice and applicable Law (other than such changes as may be required by changes in applicable Law or GAAP) and use commercially reasonable efforts to maintain in full force and effect all authorizations and all insurance policies and binders; and

          (d) file, when due or required, all material Tax Returns required to be filed (taking into account any extensions) and pay prior to delinquency all material Taxes, assessments, fees and other charges lawfully levied or assessed against them, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted.

                                      -41-

          7.2. Negative Covenants.

          Except as set forth in Section 7.2 of the Disclosure Schedule, as otherwise expressly provided in this Agreement or as required by applicable Law, between the date hereof and the Closing, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed, the
Company shall not, and shall cause each Subsidiary not to:

          (a) other than (i) issuances and transfers of capital stock or other equity securities and dividends or distributions by any Wholly Owned Subsidiary to the Company or to any other Wholly Owned Subsidiary of the Company, (ii)
issuances of shares of Company Common Stock, Sunbeam Common Stock or Coleman
Common Stock upon the exercise or conversion of the Convertible Securities,
(iii) grants of Options to employees of the Company or its Subsidiaries, and
(iv) transfers or issuances of directors' qualifying shares or nominee holders'
shares, make any change in the Company's or such Subsidiary's authorized or issued capital stock or other equity securities, grant any option, warrant or other right to purchase or otherwise acquire any equity securities of the
Company or any Subsidiary, issue or make any security convertible into capital stock, grant any registration rights, or purchase, redeem, retire or make any other acquisition of any shares of capital stock or other equity securities, declare or pay any dividend or other distribution upon any shares of capital stock or on any equity securities;

          (b) amend (as applicable) the articles or certificate of
incorporation, bylaws, articles or certificate of formation or organization, limited liability company or operating agreement, partnership agreement or other organizational document of the Company or any Subsidiary, except, in the case of any Subsidiary that is incorporated or organized (as applicable) under the laws of a country other than the United States, in connection with internal restructurings and Tax planning;

          (c) fail to pay or discharge when due any material liability or obligation of the Company or any Subsidiary, except any such liability or obligation that shall be contested in good faith;

          (d) make, enter into, amend in any material respect, renew, extend or terminate any Contract required to be set forth in Section 5.14 of the
Disclosure Schedule, other than (i) in the ordinary course of business, (ii)
renewals of current insurance policies of the Company or its Subsidiaries consistent with past practice, or (iii) compensation, perquisites and other employee benefits currently in effect or otherwise permitted by Section 7.2(j)
or Section 13.2 or set forth in Section 7.2(j) or Section 13.2 of the Disclosure
Schedule;

          (e) enter into any Contract with any Seller or any Affiliate of any stockholder of the Company who is an individual and who owns of record more than
1% of the outstanding shares of Company Common Stock, other than in connection with the transactions contemplated hereby and compensation, perquisites and other employee benefits in effect as of the date of the Interim Balance Sheet or otherwise permitted by Section 7.2(j);

          (f) make any material change in the conduct of the Business;

                                      -42-

          (g) make any sale, assignment, transfer, abandonment or other conveyance of assets of the Company or any Subsidiary or any part thereof
(including the factoring of accounts receivable) that are material to the operations of the Company or any Material Division, except (i) transactions pursuant to existing Contracts set forth in Section 5.14 of the Disclosure
Schedule, (ii) dispositions of inventory or worn-out or obsolete equipment and machinery, in each case in the ordinary course of business and consistent with past practice, (iii) facilities and equipment and machinery located thereat not used or usable in the Business and (iv) transfers of assets among the Company and/or its Subsidiaries;

          (h) subject any of the assets of the Company or any Subsidiary, or any part thereof, to any Encumbrance, other than (i) Permitted Encumbrances, (ii)
such Encumbrances as may arise under Contract governing the Indebtedness in effect on the date hereof, or (iii) as may arise in the ordinary course of business consistent with past practice, or by operation of Law;

          (i) acquire any assets, raw materials or properties other than (i) in the ordinary course of business and consistent with past practice, or (ii) in an amount not to exceed $1,500,000 for any one transaction or series of related transactions;

          (j) (i) enter into any new (or materially amend any existing) Plan,
(ii) enter into any employment, severance or consulting agreement with, or grant any increase in the compensation payable or to become payable to, any stockholder, director (or Person in a similar position), officer or employee, in any such case who earns compensation (in its capacity as such) in excess of
$75,000 per annum (including any such increase pursuant to any Plan), in each case, except (A) in accordance with pre-existing contractual provisions, (B)
retention or severance payments, not in excess of $250,000 in the aggregate, made in connection with the transactions contemplated hereby (other than to those individuals receiving a portion of the Retention Payments, as set forth in
Section 13.2(g) of the Disclosure Schedule) and (C) grants of Options to employees of the Company or its Subsidiaries, or (iii) terminate the employment of the Chief Executive Officer of any of the Company, Coleman or Sunbeam or any
of his or her direct reports or (iv) establish any performance period commencing on or after the date hereof, or grant any awards with respect to any performance period commencing on or after the date hereof, in each case pursuant to the
Company's Key Executive Long Term Incentive Plan or the Company Management
Incentive Plan;

          (k) except (i) revaluations of assets as required by and in accordance with GAAP or (ii) in the ordinary course of business and consistent with past practice, make any material revaluation of any of the assets, including, without limitation, writing off or writing down the value of notes, accounts receivable or inventory;

          (l) make, change or revoke, or permit to be made, changed or revoked, any material election or method of accounting with respect to material Taxes of the Company or any Subsidiary, except as required by law (in which case, the
Buyer's consent is not required but the Company shall notify the Buyer thereof not less than two (2) Business Days prior to making, changing or revoking any such election);

          (m) enter into, or permit to be entered into, any closing or other agreement or settlement of any audit, suit, action, proceeding, claim or assessment with respect to material

                                      -43-

Taxes affecting or relating to the Company or any Subsidiary or file any material amended Tax Return for or on behalf of the Company or any Subsidiary, except as required by law (in which case, the Buyer's consent is not required but the Company shall notify the Buyer thereof not less than two (2) Business
Days prior to any such entry into any such closing or other agreement or settlement);

          (n) settle, release or forgive any claim or litigation in an amount greater than $250,000, provided that if after the submission (in writing) of any such settlement, release or forgiveness by the Company to the Buyer for its consideration pursuant to this Section 7.2(n), the Buyer refuses to grant its consent to any such settlement, release or forgiveness and the Company or any
Subsidiary is finally adjudicated by a court of competent jurisdiction to pay any amounts in respect of such matters so submitted to the Buyer for its consent in excess of the amounts therefor rejected by the Buyer, the Buyer shall pay to the Sellers an amount equal to such excess, which amount, if determined prior to the Closing, shall be added to the Purchase Price or, if determined after the
Closing, shall be credited by the Buyer to the Holdback Amount (it being understood that, if at such time, the Holdback Amount has been released to the
Sellers as contemplated hereby, such amount shall be paid directly to the
Sellers in accordance with their respective Proportionate Interests);

          (o) other than any Lease for an outlet discount retail store located in the United States, amend or terminate any Lease, or enter into any Lease, sublease or occupancy agreement or assign or sublet any existing Lease, sublease or occupancy agreement, in any such case that (i) has a term of more than nine
(9) months or (ii) provides for payments thereunder by the Company or any
Subsidiary of more than $1,000,000 in the aggregate;

          (p) make any distributions or payments to any Seller, except (i) in the ordinary course of business and consistent with past practice or in accordance with existing contractual arrangements set forth in Section 5.19 of the Seller Disclosure Schedule, (ii) compensation, perquisites and other employee benefits currently in effect or otherwise permitted by Section 7.2(j)
or Section 13.2; or (iii) as required by the Indenture, dated as of December 18,
2002, between the Company, the guarantors party thereto and The Bank of New
York, as trustee (the "Trustee"), as amended by the First Supplemental
Indenture, dated as of April 24, 2003, between the Company, the guarantors party thereto and the Trustee, and the Second Supplemental Indenture, dated as of June
30, 2003, between the Company, the guarantors party thereto and the Trustee;

          (q) make any change in the accounting principles or policies of the
Company or any Subsidiary (including with respect to inventory, receivables or
Cash collections), except as required by applicable Law or GAAP;

          (r) except as contemplated by the capital expenditure plan contained in the July Forecast, make (in a single transaction or a series of transactions)
any capital expenditures in excess of (i) with respect to any such capital expenditures relating to the information systems (including, without limitation, computer hardware and software) used by the Company or any Subsidiary, $250,000 and (ii) with respect to such capital expenditures not contemplated by the immediately preceding clause (i), $750,000, including any additions to property, plant and equipment used in the operations of the Business, other than (A) in the ordinary course of

                                      -44-

business and consistent with past practice, (B) to the extent required to comply with applicable Laws and (C) repairs and/or replacements of machinery and equipment used in the Business in the event of unexpected failure or breakdown thereof;

          (s) approve an annual budget with respect to the operations of the
Company or any Subsidiary;

          (t) take any action to terminate the business relationship or cease conducting business with any of the customers and suppliers set forth in Section
5.14(a) of the Disclosure Schedule, other than in the ordinary course of business;

          (u) other than in the ordinary course of business, repay to the
Company or any Subsidiary any indebtedness owed thereto by any other Subsidiary that is not organized under the laws of any jurisdiction of the United States;
or

          (v) agree or commit to do any of the foregoing.

          7.3. Access.

          The Buyer and its respective officers, directors, attorneys, accountants and representatives, and the Buyer's financing sources and their respective officers, directors, partners, members, attorneys, accountants and representatives, shall be permitted to examine the property, books and records of the Company and each Subsidiary, and such officers, directors, attorneys, accountants and representatives shall be afforded reasonable access during normal business hours to such property, books and records (and to the Properties for the purposes of, among other things, testing or other assessments, at the
Buyer's sole option, of soil, groundwater, structural and mechanical components, tanks or other conditions), upon reasonable prior notice and the Company shall promptly make available to the Buyer all other information concerning the
Business, its properties and its personnel as the Buyer may reasonably request;
provided, however, that any such access shall be conducted at the Buyer's expense, under the reasonable supervision of the Company's personnel and in such a manner as to maintain the confidentiality of such information and not to unreasonably interfere with the normal operation of the business of the Company or its Subsidiaries. Notwithstanding anything to the contrary contained in this
Agreement, none of the Company, any Subsidiary or any Seller shall have any obligation to disclose any information to the Buyer if such disclosure would (a)
result in a material breach of any agreement to which the Company, such
Subsidiary or such Seller is a party or is otherwise bound, (b) reasonably be expected to jeopardize any attorney-client or other legal privilege of the
Company, such Subsidiary or such Seller, or (c) result in a violation of any
Laws or fiduciary duties applicable to the Company, such Subsidiary or such
Seller. The information contained in the Disclosure Schedule or delivered to the
Buyer or its authorized representatives pursuant hereto shall be subject to the
Confidentiality Agreement, and, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference.

          7.4. Consents; Cooperation; Notice.

          (a) Prior to the Closing, the Company and the Buyer shall use commercially reasonable efforts to obtain all consents, permits, approvals of, and exemptions by, any Governmental Entity and all consents of any third party, in each case, necessary for the

                                      -45-

consummation of the transactions contemplated by this Agreement. Each of the parties hereto shall diligently assist and cooperate in preparing and filing all documents required to be submitted to any Governmental Entity in connection with such transactions and in obtaining any consents, waivers, authorizations or approvals which may be required to be obtained in connection with such transactions.

          (b) If the Company, any Principal Seller or the Buyer becomes aware of any Proceeding, including any proceeding by a Governmental Entity or private party, that is instituted (or threatened to be instituted) challenging this
Agreement or any transaction contemplated by this Agreement, as violative of any
Law or otherwise (a "Challenge"), each such party shall notify the other of such parties thereof promptly after becoming so aware of such Challenge. Each of the parties hereto shall cooperate in all reasonable respects with each other and use its respective commercially reasonable efforts in order to contest and resist any Challenge and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

          (c) The Company shall notify the Buyer in writing promptly (but in no event more than five (5) Business Days) after the Company has Knowledge of any actual or asserted violation of or noncompliance with applicable Law by the
Company or any Subsidiary that is (i) material to the operations of the Company or any Material Division and (ii) not set forth in the Disclosure Schedule.

          (d) The Company shall, and shall cause each Subsidiary to, assist and cooperate with the Buyer as reasonably requested by the Buyer in connection with
(i) the Buyer consummating the transactions contemplated by the Equity
Investment Agreements and the Financing Commitment Letter or otherwise for the
Buyer to satisfy its obligations under Section 7.15, including, without limitation, in connection with the preparation and delivery of any disclosure schedules and other information, documents, instruments, securities and materials relating to the Company and/or any Subsidiary (each in such form and substance) that shall be necessary for the effectuation of such transactions, and (ii) the preparation and filing by the Buyer of any filings (including any proxy statement) required to be made by the Buyer with the Securities and
Exchange Commission or pursuant to applicable Law or securities exchange rules with respect to the transactions contemplated by this Agreement.

          (e) Prior to Closing, the Company shall consult with, and consider the views of, the Buyer prior to making any increase in the respective aggregate amounts reserved with respect to Environmental Damages and Litigation Damages from the amounts reflected on the Interim Balance Sheet.

          7.5. HSR Act.

          The Company and the Buyer each undertakes and agrees to promptly file a Notification and Report Form under the HSR Act with the United States Federal
Trade Commission (the "FTC") and the United States Department of Justice,
Antitrust Division (the "Antitrust Division"), and to make any other applicable competition filing or notifications required by any other Governmental Entity
(including under foreign competition Laws) as

                                      -46-

promptly as practicable. The Company and the Buyer each shall (as applicable):
(a) respond in a commercially reasonable manner and as promptly as practicable to any formal or informal inquiries received from the FTC or the Antitrust
Division for additional information or documentary materials, and to all inquiries and requests received from any State Attorney General or other
Governmental Entity in connection with antitrust or competition matters; (b)
take all commercially reasonable steps to seek early termination of any applicable waiting period under the HSR Act or any similar Laws and to obtain all required approvals; and (c) refrain from entering into any agreement with the FTC or the Antitrust Division or any Governmental Entity not to consummate or delay consummation of or to give notice of consummation, other than as required by Law, of the transactions contemplated by this Agreement, except with the prior written consent of the Buyer, on the one hand, and the Company and the
Majority Sellers, on the other hand (which consent shall not be unreasonably withheld or delayed). Each party hereto shall promptly notify each other party hereto of any written or oral communication to that party from the FTC, the
Antitrust Division, any State Attorney General or any other Governmental Entity and shall permit the Buyer, on the one hand, and the Company and the Majority
Sellers, on the other hand, or their respective counsel to review in advance any proposed written communication or response to any of the foregoing; provided, however, that no party hereto shall be required to disclose to any other party hereto or its counsel any information that such disclosing party deems to be competitively or commercially sensitive thereto. In connection with the receipt of any necessary approvals under the HSR Act and any foreign competition Laws, the Buyer shall propose, negotiate and cooperate with the Company and the
Majority Sellers to effect prior to the Closing Date, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Buyer and its subsidiaries or the Company and the
Subsidiaries (in either case in an amount not to exceed, in the aggregate, the value of 5% of the aggregate assets of the Business), or otherwise take any action that reasonably limits the freedom of action with respect to any of the businesses, product lines, or assets of any of the Buyer, the Buyer's subsidiaries, the Company or the Subsidiaries, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any Proceedings, which would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated hereby.

          7.6. No Solicitation.

          (a) Neither any Seller, the Company nor any Subsidiary shall, and each of the foregoing shall not allow any Person acting on its behalf to, directly or indirectly, continue, initiate or participate in discussions or negotiations with, or provide any nonpublic information to, any Person (other than the Buyer and its representatives in connection with the transactions contemplated by this
Agreement) concerning any sale of a material portion of the assets used in the operations of the Business (other than in the ordinary course of its business and consistent with past practice or in accordance with Section 7.2) or any securities of the Company (including, without limitation, the Purchased
Securities) or any Subsidiary (other than issuances of shares of Common Stock,
Sunbeam Common Stock, Coleman Common Stock, First Alert/Powermate Common Stock
upon exercise of Options or First Alert/Powermate Options in accordance with their respective terms) or any merger, consolidation, recapitalization, liquidation or similar transaction involving the Company or any Subsidiary and any other third party (collectively, an "Acquisition Transaction").

                                      -47-

          (b) Each Seller and the Company shall, and the Company shall cause each Subsidiary to, promptly communicate to the Buyer the terms of any proposal that it may receive after the date of this Agreement in respect of an
Acquisition Transaction. Any notification under this Section 7.6 shall include the identity of each Person making such proposal, the terms of such proposal and any other information with respect thereto as the Buyer may request.

          (c) The Company and each Seller hereby agree that a monetary remedy for a breach of the agreements set forth in this Section 7.6 will be inadequate and impracticable, and that any such breach would cause the Buyer and its
Affiliates irreparable harm. In the event of a breach of this Section 7.6, in addition to any other remedies available to the Buyer, prior to the Closing, the
Buyer shall be entitled to seek equitable remedies in a court of competent jurisdiction, including, without limitation, the equitable remedy of specific performance with respect to the transactions set forth in this Agreement, and shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, as a court of competent jurisdiction shall determine. If the Closing shall occur, the Buyer shall not be entitled to any remedy for any breaches of this Section 7.6 that may have occurred; provided, however, that all expenses incurred by the Buyer to enforce the Sellers' obligations contained in this Section 7.6 shall be deemed
Pre-Closing Company Expenses, and shall be subject to the provisions of this
Agreement applicable to the Pre-Closing Company Expenses.

          7.7. Interest in Purchased Securities.

          From and after the date hereof until the termination of this
Agreement, without the prior written consent of the Buyer, which consent shall not unreasonably be withheld or delayed, no Seller shall in any manner sell, assign, convey, transfer, lease, pledge, mortgage or dispose of, or otherwise take any action that may result in the incurrence or suffering of any
Encumbrance on or relating to, any Purchased Securities or Convertible
Securities (including any shares of Company Common Stock issuable upon the exercise or conversion thereof), other than transfers to the Company in connection with the exercise, conversion or cancellation of Convertible
Securities.

          7.8. Estimated Closing Adjustment Amount.

          Not less than two (2) Business Days prior to the Closing Date, the
Company shall deliver to the Buyer a good faith estimate of the Closing Date
Adjustment Amount (the "Estimated Closing Adjustment Amount"). The Buyer may
seek to adjust the Estimated Closing Adjustment Amount pursuant to the procedures set forth in Section 3.2, and any such adjustment and corresponding adjustment, if any, to the Purchase Price will be governed by such procedures set forth in such Section 3.2.

          7.9. Indebtedness.

          (a) Not less than ten (10) Business Days prior to the Closing Date, the Buyer shall notify the Company in writing of the outstanding Indebtedness
(the "Surviving Indebtedness") that shall remain outstanding as of the Closing;
provided, however, that in no event shall the 7.5% Payment-in-Kind Second
Priority Secured Notes due 2009 of the Company be "Surviving Indebtedness" or
remain outstanding from and after the Closing.

                                      -48-

          (b) The Company shall obtain and deliver to the Buyer not less than two (2) Business Days prior to the Closing Date, to the reasonable satisfaction of the Buyer's lenders, payoff letters and other written documentation evidencing the complete and irrevocable release, as of the Closing Date and after giving effect to the payments contemplated by such payoff letters, of the
Company and each Subsidiary from any and all obligations and Encumbrances under or in connection with any Indebtedness (other than the Surviving Indebtedness), including, without limitation, the release of all liens or security interests upon or in any of the respective properties and assets of the Company or any
Subsidiary, and any guaranties by the Company or any Subsidiary, arising under or in connection with such Indebtedness.

          7.10. Monthly Financials.

          The Company shall deliver to the Buyer on a monthly basis, and as soon as they are available (but not later than the last day of each successive calendar month), prior to the Closing Date such internally generated monthly financial statements and related information (the "Monthly Statements") as are prepared and delivered to General Electric Capital Corporation, a Delaware
corporation ("GECC"), pursuant to the Credit Agreement among GECC, the Company and certain of its Subsidiaries, dated December 18, 2002, as amended, substantially at the same time provided to GECC.

          7.11. Exercise of Rights Under Securityholders' Agreement.

          Promptly (but not more than thirty (30) days) after the date hereof, the Sellers shall, pursuant to and in accordance with Section 3.7 of the
Securityholders' Agreement, (a) deliver a notice in respect of the transactions contemplated hereby to all Securityholders (other than the Sellers) in the form of Exhibit I and (b) exercise their respective rights thereunder with respect to the transactions contemplated hereby. Thereafter, the Sellers shall (i) deliver all other notices in respect of the transactions contemplated hereby that shall be required (if any) to be given under Section 3.7 of the Securityholders'
Agreement, and (ii) continue to exercise their respective rights under Section
3.7 of the Securityholders' Agreement with respect to the transactions contemplated hereby.

          7.12. Inventory.

          The Company shall perform such physical count of the majority of inventory of the Business during December 2004, or in some cases in November
2004 or October 2004, consistent with past practice and as required for purposes of the 2004 financial audit. The Buyer may, at its discretion, observe such physical inventory being taken. The Company shall promptly notify the Buyer in writing of the results of such physical count.

          7.13. Indemnity.

          (a) Effective as of the Closing, the Buyer shall, or shall cause the
Company to, purchase, and shall cause the Company to, continue to maintain in effect, without any lapses in coverage, policies of directors' and officers'
liability insurance (or a "tail" policy) covering a period of six years from the
Closing Date for the benefit of those Persons who are covered by the Company's or its Subsidiaries' directors' and officers' liability insurance policies as of the date hereof or at the Closing, providing coverage with respect to matters occurring prior to the

                                      -49-

Closing that is at least equal to the coverage provided under the Company's or its Subsidiaries' current directors' and officers' liability insurance policies.
The full premium for such six-year period for such insurance (the "D&O Premium")
shall be paid in full by the Company at or prior to the Closing and shall be treated as a Pre-Closing Company Expense in accordance with the terms hereof.
The limits of such tail policy shall be independent of any other limits of insurance purchased by the Buyer, the Company or their Subsidiaries.

          (b) Effective as of the Closing and until the sixth anniversary of the
Closing Date, the Buyer shall, and shall cause the Company and its Subsidiaries to: (i) continue to indemnify and hold harmless each of the Company's and its
Subsidiaries' present and former directors and officers, in their capacities as such, from and against all damages, costs and expenses incurred or suffered in connection with any threatened or pending Proceeding at law or in equity by any
Person or any arbitration or administrative or other proceeding relating to the
Business, the Company or its Subsidiaries or the status of such individual as a director or officer of the Company or any Subsidiary at or prior to the Closing, to the fullest extent permitted by any applicable Law; and (ii) retain or include in the certificate of incorporation and by-laws of the Company and the comparable organizational documents of the Subsidiaries any indemnification provision or provisions, including provisions with respect to the advancement of expenses, in each case to the extent in effect immediately prior to the Closing, for the benefit of (as applicable) the Company's and its Subsidiaries'
directors, officers, employees and agents, and shall not thereafter amend the same (except to the extent that such amendment preserves, increases or broadens the indemnification or other rights theretofore available to such directors, officers, employees and agents). If the Buyer and/or Company merges into, consolidates with or transfers all or substantially all of its assets to another
Person, then and in each such case, the Buyer shall, and/or shall cause the
Company to, make proper provision so that the surviving or resulting corporation or the transferee in such transaction shall assume the obligations under this
Section 7.13. The obligations set forth in this Section 7.13 shall continue for a period of six (6) years following the Closing and shall continue in effect thereafter with respect to any action, suit or proceeding commenced prior to the sixth anniversary of the Closing Date, and is intended to benefit (as applicable) each director, officer, employee or agent of the Company or any
Subsidiary who has held such capacity on or prior to the Closing Date and is either a party to an indemnification agreement with the Company or any of its
Subsidiaries or now or hereafter is entitled to indemnification or advancement of expenses pursuant to any provisions contained in the certificate of incorporation or by-laws of the Company or the comparable organizational documents of any of the Subsidiaries as of the date hereof.

          7.14. Retention of Accountant.

          If not formally retained as of the date hereof, not later than October
10, 2004, the Company shall retain Deloitte & Touche LLP as registered public accountants to the Company to audit the Company's consolidated balance sheet at
December 31, 2004 and the related consolidated statements of operations, shareholders' equity and cash flows at and for the fiscal year ending December
31, 2004, including in each case notes thereto, of the type that would be required to be included with such statements to satisfy the requirements of
Regulation S-X promulgated by Securities and Exchange Commission. The Company
shall use its commercially reasonable efforts to cause the agreement pursuant to which such engagement is effected to provide for such audit to be completed on or before February 28, 2005, which provision shall not

                                      -50-

be amended or modified to provide for any later date for such completion without the prior written consent of the Buyer.

          7.15. Financing.

          Notwithstanding any other provision of this Agreement, the Buyer shall use its commercially reasonable efforts to cause the Equity Investment and the
Financing Commitments to be fulfilled in accordance with their terms. The Buyer shall use its commercially reasonable best efforts to obtain the Bank Consents within fifteen (15) Business Days after the date hereof, and if such Bank
Consents are not so obtained within fifteen (15) Business Days after the date hereof, the Buyer shall continue to use its commercially reasonable best efforts to obtain the Bank Consents as promptly as practicable thereafter. No amendments to or modifications, terminations or cancellations of the terms and conditions of the Financing Commitment Letter or the Equity Investment Agreements (except for any amendment or modification that would not be reasonably expected to affect the certainty of Closing or materially delay the consummation of the
Closing) shall be made by the Buyer without the prior written consent of the
Majority Sellers, which consent shall not be unreasonably withheld or delayed.
The Buyer shall not deliver any written instructions to the Equity Escrow Agent pursuant to the Equity Escrow Agreement instructing the Equity Escrow Agent to release the funds deposited into escrow under the Equity Escrow Agreement, other than in connection with Closing or the termination of this Agreement in accordance with the terms hereof, without the prior written consent of the
Majority Sellers, which consent shall not be unreasonably withheld or delayed.
The Buyer shall promptly notify the Company and the Principal Sellers in writing of any fact or occurrence of which the Buyer becomes aware that would reasonably be expected to cause any conditions to the financing provided for by the
Financing Commitment Letter or the Equity Investment Agreements not to be
satisfied. In the event that any or all of the borrowings or amounts provided pursuant to the Equity Investment Agreements or to be provided pursuant to the
Financing Commitment Letter are unavailable for any reason in amounts sufficient to permit consummation of the transactions contemplated hereby, including the payment of the Purchase Price on the terms contemplated hereby, the Buyer shall use its commercially reasonable efforts to obtain, and the Company and the
Principal Sellers shall use their respective commercially reasonable efforts to assist the Buyer in obtaining, replacement financing from alternative sources on terms and conditions that are commercially reasonable (it being understood and agreed, however, that none of the Sellers shall have any obligation to offer to provide all or any portion of such financing).

          7.16. Public Statements.

          Except for the joint press release attached hereto as Exhibit J, which is being issued by the parties as of the date hereof, and except as required by applicable Law or securities exchange rules, in which event the parties shall consult with each other in advance, prior to the Closing Date, no press release or other public announcement (if materially different than those previously made) relating to the transactions contemplated by this Agreement shall be issued, made or permitted to be issued or made by any party to this Agreement or its representatives without prior consultation among the Buyer and the Company.

                                      -51-

          7.17. Interest in Subsidiaries.

          Upon the request of the Buyer at any time prior to the Closing, the
Company shall provide to the Buyer a list setting forth the following with respect to each Subsidiary: (a) if such Subsidiary is a corporation, (a) the number of shares of authorized capital stock of each class or series of its capital stock, (b) the number of issued and outstanding shares of each class or series of its capital stock and (c) the number of shares of its capital stock held in treasury; and (b) if such Subsidiary is not a corporation, (i) the amount of each class or series of its authorized equity interests and (i) the amount of issued and outstanding interest of each class or series of its equity interests.

          7.18. Adjusted EBITDA Certificate.

          Not less than ten (10) Business Days prior to the Closing Date, the
Company shall deliver to the Buyer a certificate (the "Adjusted EBITDA
Certificate"), executed by the Chief Financial Officer of the Company, certifying as to the Adjusted EBITDA Amount for the twelve (12) month period ending on December 31, 2004. Without limiting the generality of the provisions of Section 7.3, the Company shall make available to the Buyer and its representatives access to the work papers used by the Company to prepare the
Adjusted EBITDA Certificate and to such other books, records and information as the Buyer may reasonably request for the purpose of verifying the accuracy of the Adjusted EBITDA Amount so certified.

SECTION 8. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

          Unless waived by the Buyer, the obligation of the Buyer to consummate the transactions contemplated hereunder is subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

          8.1. Representations and Warranties.

          (a) The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Company in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties refer to a specific date, as of the Closing
Date as though made on the Closing Date; provided, however, that this condition shall be deemed satisfied unless the failure or failures of such representations and warranties to be so true and correct (disregarding for this purpose all qualifications in such representations and warranties relating to materiality or
Material Adverse Effect) in the aggregate would have a Material Adverse Effect.

          (b) The representations and warranties of each Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties (i) made as of a specified date, which shall be true and correct in all material respects as of the specified date, and (ii) containing materiality qualification, which, giving effect to such qualification, shall be true and correct in all respects).

                                      -52-

          8.2. Performance of Covenants.

          (a) The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

          (b) Each Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

          8.3. Approvals.

          (a) All waiting periods applicable under the HSR Act shall have expired or been terminated; and

          (b) All material consents, authorizations, approvals of, and expirations of waiting periods imposed by, any Governmental Entity, the failure of which to obtain or occur would make the consummation of the transactions contemplated hereby illegal, shall have been obtained or shall have occurred.

          8.4. Legal Matters.

          No preliminary or permanent injunction or other judgment, order or decree issued by a court of competent jurisdiction which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted, promulgated or enforced by any Governmental Entity which makes the consummation of the transactions contemplated hereby illegal; provided, however, that the parties shall use their respective reasonable best efforts to have any temporary or preliminary order or injunction lifted.

          8.5. No Material Adverse Effect.

          From the date of this Agreement to the Closing Date, there shall have not occurred any condition, event or effect that has had or would reasonably be expected to result in a Material Adverse Effect (it being understood that the satisfaction of the condition set forth in Section 8.7, and the performance of the Company and the Subsidiaries in connection with the satisfaction of such condition, shall not be taken into consideration in determining whether the condition set forth in this Section 8.5 has been satisfied).

          8.6. Minimum Share Amount.

          The Sellers shall have delivered to the Buyer (subject to the payment by the Buyer of the applicable Per Share Purchase Price therefor payable at the
Closing as provided herein) Purchased Securities representing not less than ninety percent (90%) of the outstanding shares of Company Common Stock.

                                      -53-

          8.7. Adjusted EBITDA Amount.

          The Adjusted EBITDA Amount for the twelve (12) month period ending on
December 31, 2004 shall be not less than the Adjusted EBITDA Target Amount.

SECTION 9. CONDITIONS PRECEDENT TO THE SELLERS' AND THE COMPANY'S OBLIGATIONS

          Unless waived by the Majority Sellers, the obligation of any Seller to consummate the transactions contemplated hereunder is subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

          9.1. Representations and Warranties.

          The representations and warranties of the Buyer contained in this
Agreement shall be true and correct in all material respects at and as of the
Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties (i) made as of a specified date, which shall be true and correct in all material respects as of the specified date, and (ii) containing a materiality qualification, which, giving effect to such materiality qualification, shall be true and correct in all respects).

          9.2. Performance of Covenants.

          The Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by it at or prior to the Closing.

          9.3. Approvals.

          (a) All waiting periods applicable under the HSR Act shall have expired or been terminated; and

          (b) All material consents, authorizations, approvals of, and expirations of waiting periods imposed by, any Governmental Entity, the failure of which to obtain or occur would make the consummation of the transactions contemplated hereby illegal, shall have been obtained or shall have occurred.

          9.4. Legal Matters.

          No preliminary or permanent injunction or other judgment, order or decree issued by a court of competent jurisdiction which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no statute, law or regulation shall have been enacted, promulgated or enforced by any Governmental Entity which makes the consummation of the transactions contemplated hereby illegal; provided, however, that the parties shall use their respective reasonable best efforts to have any temporary or preliminary order or injunction lifted.

                                      -54-

SECTION 10. CLOSING

          10.1. Time and Place of Closing.

          The closing of the purchase and sale of the Purchased Securities (the
"Closing") pursuant to this Agreement shall take place at the offices of Willkie
Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, five (5)
Business Days following the satisfaction of the conditions set forth in Sections
8.3 and 9.3 (subject to satisfaction or waiver of the conditions to the Closing set forth in Section 8 and Section 9), or at such other date, time or place as may be agreed to by the Buyer and the Majority Sellers (the date on which the
Closing occurs, the "Closing Date").

          10.2. Deliveries at the Closing by the Sellers.

          At the Closing, in addition to the other actions contemplated elsewhere herein, the Sellers shall deliver or cause to be delivered to the
Buyer:

          (a) from each Seller, stock certificates evidencing the Purchased
Securities to be purchased from such Seller at the Closing (as set forth on
Schedule I attached hereto), free and clear of all Encumbrances, accompanied by a power duly executed in blank and sufficient to convey to the Buyer good and valid title in and to such Purchased Securities;

          (b) from each Principal Seller, a certificate, dated the Closing Date, executed by a duly authorized officer of such Principal Seller, certifying with respect to such Principal Seller as to the satisfaction of the conditions to the
Buyer's obligation to effect the Closing under Sections 8.1(b) and 8.2(b); and

          (c) from each Seller (as applicable), an IRS Form W-9 or the appropriate IRS Form W-8, duly executed by such Seller.

          10.3. Deliveries at the Closing by the Company.

          At the Closing, in addition to the other actions contemplated elsewhere herein, the Company shall deliver or cause to be delivered to the
Buyer:

          (a) a certificate, dated the Closing Date, executed, on behalf of the
Company, by the Secretary or an Assistant Secretary of the Company certifying as of the Closing Date the following: (i) copies of the certificate of incorporation of the Company, as certified by the appropriate Governmental
Entity as of a date not more than thirty (30) days prior to the Closing Date, and all amendments thereto; (ii) copies of the bylaws of the Company, as amended; (iii) copies of resolutions of the board of directors of the Company authorizing the execution and delivery of this Agreement and any other agreement, instrument or other document necessary for the Company to consummate the transactions contemplated hereby; and (iv) the name, title and incumbency of, and bearing the signatures of, the officers of the Company authorized to execute and deliver this Agreement and any other agreement, instrument or document necessary for the Company to consummate the transactions contemplated hereby;

                                      -55-

          (b) a certificate, dated the Closing Date, executed by a duly authorized officer of the Company, certifying as to the satisfaction of the conditions to the Buyer's obligation to effect the Closing under Sections 8.1(a)
and 8.2(a); and

          (c) a certificate, dated the Closing Date, which is in a form reasonably acceptable to the Buyer, duly executed by the Company in accordance with Treasury Regulation (ss). 1.897.2(h), and certifies that the Company is not and has not been a "U.S. real property holding corporation" (as defined in
Section 897(c)(2) of the Code) at any time during the five years preceding the date of the certificate (or shorter period as may be specified by Section
897(c)(1)(A)(ii) of the Code) and (ii) a letter to the Internal Revenue Service, dated the Closing Date, which is in a form reasonably acceptable to the Buyer, duly executed by the Company in accordance with Treasury Regulation (ss).
1.897-2(h)(2), and contains the information required by Treasury Regulation
(ss). 1.897-2(h)(2).

          10.4. Deliveries at the Closing by the Buyer.

          At the Closing, in addition to the other actions contemplated elsewhere herein, the Buyer shall deliver or cause to be delivered:

          (a) to the Sellers, in accordance with Section 3.l(b), the Purchase
Price, by wire transfer of immediately available funds to accounts respectively designated in writing by the Sellers (or by check, to any Seller who fails to specify wire transfer instructions to its account);

          (b) to the Option holders, in accordance with Section 3.5, the
Aggregate Option Consideration;

          (c) to the Principal Sellers, a certificate (which certificate may be relied upon by all of the Sellers), dated the Closing Date, executed, on behalf of the Buyer, by the Secretary or an Assistant Secretary of the Buyer certifying as of the Closing Date the following: (i) copies of resolutions of board of directors of the Buyer authorizing the execution and delivery of this Agreement and any other agreement, instrument or other document necessary to consummate transactions contemplated hereby; and (ii) the name, title and incumbency of, and bearing the signatures of, the officers of the Buyer authorized to execute and deliver this Agreement and any other agreement, instrument or document necessary to consummate the transactions contemplated hereby; and

          (d) to the Sellers, a certificate, dated the Closing Date, executed by a duly authorized officer of the Buyer, certifying as to the satisfaction of the conditions to the Sellers' obligation to close under Sections 9.1 and 9.2.

          10.5. Indebtedness Payoff.

          For the avoidance of doubt, in the event that at or immediately after the Closing, the Buyer causes the Company to pay an amount (the "Pay-Off
Amount") equal to the outstanding Indebtedness (other than the Surviving
Indebtedness) to the lenders in respect of such Indebtedness, (a) the Buyer shall be deemed to have contributed to the capital of the Company an amount equal to the Pay-Off Amount, and (b) the Company shall be deemed to

                                      -56-

have remitted the Pay-Off Amount to each such lender in order to satisfy such
Indebtedness. The Company shall deliver to Buyer, at or prior to Closing, such documentation as is reasonably requested by Buyer's lenders, including, without limitation, documentation providing for the release from all guaranties given by, and of all liens or security interests upon or in any of the respective properties and assets of, the Company or any Subsidiary, in each case arising under or in connection with the Indebtedness (other than the Surviving
Indebtedness).

SECTION 11. TERMINATION AND ABANDONMENT

          11.1. Termination.

          This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

          (a) by the Buyer or the Principal Sellers, if (i) the Closing has not
occurred by March 15, 2005 or such other date agreed upon by the Buyer and the
Principal Sellers (other than due to the failure of the party seeking to terminate this Agreement to perform in all material respects its obligations under this Agreement required to be performed at or prior to the Closing) or
(ii) any court of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Closing and such order, decree, ruling or other action is or shall have become final and nonappealable (provided that the terminating party shall have used reasonable best efforts to resist or resolve any such action and have any injunction lifted);

          (b) by mutual written consent of the Buyer, the Company and the
Principal Sellers;

          (c) by the Buyer, in the event of a breach of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of the conditions in Section 8.1 or 8.2, which is not cured within thirty (30) days after receipt of written notice thereof by the
Company;

          (d) by the Company and the Principal Sellers, in the event of a breach of any representation, warranty, covenant or other agreement contained in this
Agreement which would give rise to the failure of the conditions in Section 9.1 or 9.2, which is not cured within thirty (30) days after receipt of written notice thereof by the Buyer; or

          (e) by the Company and the Principal Sellers, in the event that the funding of the Equity Investment into escrow, in accordance with the terms of the Equity Investment Agreements, shall not have been effected within fifteen
(15) Business Days following the date hereof.

          11.2. Procedure for Termination.

          Each party hereto terminating this Agreement pursuant to Section 11.1 shall give written notice thereof to the other parties hereto, whereupon this
Agreement (other than this Section 11.2 and Section 14) shall terminate and the transactions contemplated herein shall be abandoned without further action by any party and there shall be no liability on the part of any

                                      -57-

party; provided, however, that if such termination results from (a) the deliberate failure of any party to fulfill a condition of performance of the obligations of the other party under this Agreement, (b) the failure of any party to perform a material covenant under this Agreement, or (c) the material breach by any party of any representation or warranty contained in this
Agreement, and, at the time of termination, the terminating party was not in breach of its obligations under this Agreement such that the non-terminating party would have been entitled to terminate this Agreement, such non-terminating party shall be liable for any damages incurred or suffered by any party hereto as a result of such failure or breach.

SECTION 12. SURVIVAL AND INDEMNIFICATION

          12.1. Survival of Representations, Warranties and Covenants and
Certain Claims.

          None of the representations and warranties contained in this Agreement shall survive the Closing; provided, however, that the representations and warranties contained in (a) Sections 4.2 and 4.4 shall survive the Closing indefinitely solely for the purposes of Section 12.2(a), (b) Section 5 (other than Sections 5.3 and 5.16(g)(iii)) shall survive the Closing until the second anniversary of the Closing Date solely for the purposes of Section 13.5 and shall thereafter terminate, (c) Section 5.3 shall survive the Closing indefinitely solely for the purposes of Sections 12.2(b) and 13.5 and (d)
Section 5.16(g)(iii) shall survive the Closing until the fourth anniversary of the Closing Date solely for the purpose of Section 13.5 and shall thereafter terminate. The covenants contained in this Agreement shall survive the Closing until, by their respective terms, they are no longer operative.

          12.2. Indemnity.

          (a) Subject to all applicable terms, conditions and limitations set forth in this Section 12.2 and Section 13.5, each Seller shall severally, but not jointly, indemnify and hold harmless the Buyer Parties from and against any
Loss or Losses (each, an "Individual Loss") sustained or required to be paid by any of the Buyer Parties resulting from or arising out of or in connection with any breach of any representation or warranty made by such Seller in Section 4.4.

          (b) Subject to all applicable terms, conditions and limitations set forth in this Section 12.2 and Section 13.5, each Seller shall severally, but not jointly, indemnify and hold harmless the Buyer Parties from and against such
Seller's Proportionate Interest of the amount of any Loss or Losses (each, a
"Several Loss") sustained or required to be paid by any of the Buyer Parties resulting from or arising out of or in connection with any breach of any representation or warranty made by the Company in Section 5.3 of this Agreement.

          (c) Notwithstanding any other provision hereof, each Seller's aggregate liability for: (i) any Individual Losses arising under Section 12.2(a)
shall not exceed an aggregate amount equal to the lesser of (A) the amount of such Individual Losses attributable to such Seller and (B) such Seller's Pro
Rata Share; and (ii) any Several Losses arising under Section 12.2(b) shall not exceed an aggregate amount equal to the lesser of (x) such Seller's
Proportionate Interest of such Several Losses and (y) such Seller's Pro Rata
Share; provided,

                                      -58-

however, that in no event shall the aggregate liability of any Seller for all
Individual Losses and Several Losses exceed an amount equal to such Seller's Pro
Rata Share.

          (d) If any Seller makes any payment under this Section 12.2 in respect of any Losses, such Seller shall be subrogated, to the extent of such payment, to the rights of the indemnified party against any third party with respect to such Losses.

          (e) All payments made by any Seller pursuant to this Section 12.2 in respect of the indemnification of any Buyer Party hereunder shall be paid by such Seller to the Buyer (for the benefit of each relevant Buyer Party). All payments pursuant to this Section 12.2 shall be treated as an adjustment to the
Purchase Price for all Tax purposes.

SECTION 13. CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS

          13.1. Tax Matters.

          (a) The Company shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by or on behalf of the Company or any Subsidiary consistent with past practices for taxable periods commencing before the Closing Date and not yet filed on the Closing Date and shall cause the Company to pay the Taxes shown to be due thereon. The Company shall provide to the Buyer a copy of each material Tax Return that is required to be filed between the date hereof and the Closing Date twenty-five (25) days before the due date thereof for the Buyer's review. The Company shall consider in good faith whether to accept all comments made by Buyer with respect to such Tax
Returns.

          (b) All of the parties hereto agree to treat for Tax purposes as occurring at the beginning of the day immediately following the Closing Date in accordance with Treasury Regulation (ss). 1.1502-76(b)(1)(ii)(B) (i) the
settlement of all of the Options settled pursuant to this Agreement and (ii) the payment of (A) any employee change-of-control payments obligated to be made by the Company as set forth in Section 1.1 of the Disclosure Schedule, (B) the
Bonus Amount, (C) the Retention Payment and (D) all amounts paid under Sections
13.2(d) and 13.2(f), other than those amounts paid in accordance with the first and second sentences of Section 13.2(f).

          (c) The following payments made on the Closing Date shall be deemed to occur in the following order on the day after the Closing Date: (i) first, any payments of wages or salary to officers and employees of the Company and its
Subsidiaries, to the extent paid on the Closing Date pursuant to the Company's normal payroll practice, (ii) second, any and all payments made pursuant to
Section 13.2(f), (iii) third, any and all payments made pursuant to Section
13.2(d), (iv) fourth, the payment of the Bonus Amount, (v) fifth, the payment of the Retention Payments and (vi) sixth, the payment of the Aggregate Option
Consideration, including, without limitation, the excess of the Unallocated
Option Payment over the Company's portion of the Retention Payments.

          (d) Any sales, recording, transfer, stamp, conveyance, value added, use, or other similar Taxes, duties, excise, governmental charges or fees
("Transfer Taxes") imposed as a result of the sale of the Purchased Securities to the Buyer pursuant to this Agreement shall be borne by the Seller whose sale gave rise to such Transfer Taxes. Where the Buyer is required by

                                      -59-

Law to remit such Transfer Taxes to a Governmental Entity, each appropriate
Seller shall remit its share of the Transfer Taxes to the Buyer ten (10) days prior to the due date for such Transfer Taxes. The Principal Sellers and the
Buyer, to the extent required by Applicable Law, shall prepare and file all Tax
Returns on a timely basis relating to any such Transfer Taxes.

          (e) All Tax allocation, indemnity, sharing or similar agreements or arrangements (whether or not written) with respect to or involving the Companies or any Subsidiary (other than those that are solely among the Company and/or
Subsidiaries that are wholly owned, directly or indirectly, by the Company)
shall be terminated as of immediately prior to the Closing, and after the
Closing, neither the Companies nor any Subsidiary shall be bound thereby or have any liability thereunder, and such agreements or arrangements shall have no further effect for any Tax year (whether the current year, a future year or a past year).

          13.2. Employee Benefits Matters.

          (a) From and after the Closing and until December 31, 2005, the Buyer shall provide compensation to the continuing employees of the Company and its
Subsidiaries and employee benefits to the employees and former employees of the
Company and its Subsidiaries (such employees and former employees, "Employee
Beneficiaries") that are no less favorable in the aggregate per employee than those provided to such individuals immediately prior to the Closing Date, taking into account the provisions of Section 13.2(f). From and after the Closing, with respect to any employee benefits that are provided to Employee Beneficiaries under the Buyer's employee benefits plans, the Buyer shall cause service by
Employee Beneficiaries with the Company and its Subsidiaries and their respective predecessors to be taken into account for purposes of eligibility to participate, eligibility to commence benefits, credit for years of service and, solely for purposes of vacation and severance benefits, benefit accruals (except to the extent such treatment would result in duplicative accrual of benefits for the same period of service) under the benefit plans of the Buyer in which such employees participate.

          (b) From and after the Closing, with respect to any welfare benefits that are provided to Employee Beneficiaries under the Buyer's employee benefits plans, the Buyer shall cause to be (i) waived any pre-existing condition limitations and (ii) credited any deductibles and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year in which participation commences prior to participation in the benefit plans provided by the Buyer.

          (c) The Buyer shall, and shall cause the Company to, honor each Plan and arrangement set forth in Section 13.2(c) of the Disclosure Schedule in accordance with its respective terms; provided, however, that for such period following the Closing Date as is set forth in Section 13.2(c) of the Disclosure
Schedule, the Buyer shall not terminate any such Plan or arrangement or make any amendment to such Plan or arrangement that would adversely affect the rights of participants or beneficiaries thereunder (except to the extent required by changes in applicable Law).

          (d) With respect to (i) each individual set forth on Section 13.2(d)
of the Disclosure Schedule delivered by the Company on the date hereof and (ii)
each additional individual that the Buyer notifies the Company in writing not less than five (5) Business Days

                                      -60-

prior to the Closing Date whose employment with the Company or any Subsidiary shall terminate effective as of immediately following the Closing (collectively, the "Listed Individuals"), the Buyer shall, and shall cause the Company to, immediately upon such termination make payments and provide benefits to each of the Listed Individuals in accordance with the terms set forth in Section 13.2(d)
of the Disclosure Schedule.

          (e) The Buyer shall honor, and shall cause the Company and any of its
Subsidiaries to honor, all earned but unused vacation and other time-off accrued by the Employee Beneficiaries prior to the Closing in accordance with the applicable policies in effect with respect to the Employee Beneficiaries as of the date hereof.

          (f) The Buyer shall, or shall cause the Company to, pay any earned but unpaid annual bonus award under the Company Management Incentive Bonus Plan in respect of fiscal year 2004 determined under the terms of such plan within five
(5) Business Days following the Closing Date (to the extent not previously paid), to each of the Listed Individuals and each employee of the Company as of
December 31, 2004 subject to an award thereunder (collectively, the "MIP
Specified Employees"), and to each employee of Coleman and Sunbeam and their respective Subsidiaries as of December 31, 2004 subject to an award thereunder.
The Buyer shall, or shall cause the Company to, pay any earned but unpaid long-term incentive compensation award under the Company's Key Executive
Long-Term Incentive Plan in respect of the performance cycle ended in fiscal year 2004 determined under the terms of such plan, but assuming in all cases participation and continued employment for the entirety of such performance cycle, within five (5) Business Days following the Closing Date (to the extent not previously paid), to each of the Listed Individuals and each employee of the
Company subject to an award thereunder (collectively, the "LTIP Specified
Employees") and to each employee of Coleman and Sunbeam and their respective
Subsidiaries as of December 31, 2004 subject to an award thereunder. With respect to each uncompleted performance cycle under the Company's Key Executive
Long-Term Incentive Plan, the Buyer shall, or shall cause the Company to, pay
(i) to each of the LTIP Specified Employees, within five (5) Business Days following the Closing Date, the aggregate value of his or her outstanding long-term incentive compensation award with respect to such uncompleted performance cycle, based on actual performance for any completed periods and target level performance for the 2005 and 2006 fiscal years for such performance cycles, assuming participation and continued employment for the entirety of each such uncompleted performance cycle (the "Uncompleted Performance Cycle
Payments") and (ii) to all participating employees of Coleman and Sunbeam and their Subsidiaries, the aggregate value of all long-term incentive compensation awards determined under the terms of such plan with respect to the 2005 and 2006 fiscal years, based on actual performance for the 2005 and 2006 fiscal years, when and if such amounts become due and payable thereunder. The Sellers shall set forth on Section 13.2(f) of the Disclosure Schedule, the projected
Uncompleted Performance Cycle Payment to each of the LTIP Specified Employees.
The aggregate Uncompleted Performance Cycle Payments shall not be (x) less than the aggregate projected amounts in Section 13.2(f) of the Disclosure Schedule or
(y) more than the aggregate projected amounts in Section 13.2(f) of the
Disclosure Schedule by more than $500,000. Prior to the Closing, the Board shall, in its sole discretion, make any and all determinations necessary to determine achievement of business objectives and performance factors (A) under the Company Management Incentive Bonus Plan with respect to the 2004 fiscal year and (B) under the Company's Key Executive Long-Term Incentive Plan in respect to all individuals described

                                      -61-

above pursuant to this Section 13.2(f). The Board shall make such determinations consistent with the past practice of the Board in making similar determinations in one or both of the last two (2) fiscal years provided, however, that the
Board may also make adjustments, if any, based on changes in vacation policies, insurance settlements and recoveries, restructuring activities, changes in the
Company's and its Subsidiaries' retiree medical plans and warranty, bad debt, product liability and other judgmental reserves. No later than five (5) Business
Days prior to the Closing, the Company shall deliver to Buyer for its review a schedule of the Uncompleted Performance Cycle Payment to be paid to each of the
LTIP Specified Employees and a schedule of the achievement of business objectives and performance factors including any adjustments approved in determining such achievement.

          (g) On the Closing Date and immediately following the payment of the
Purchase Price by Buyer, the Company shall, and the Buyer shall cause the
Company to, (i) make a payment (collectively, the "Bonus Amount") in the aggregate amount set forth on Section 13.2(g) of the Disclosure Schedule to such individuals, and in such amounts, in accordance with the terms set forth in such schedule (in each case, less any applicable withholding Taxes on such amounts),
(ii) make a payment (the "Unallocated Option Payment") in an aggregate amount equal to the excess of the Aggregate Option Consideration over the aggregate amount of payments made pursuant to Section 3.5 to holders of outstanding
Options, as follows: (A) subject to clause (B) below, payment of the Unallocated
Option Payment shall be made to such individuals and in such amounts in accordance with the terms set forth in Section 13.2(g) of the Disclosure
Schedule and (B) a portion of the Unallocated Option Payment equal to Two
Million Dollars ($2,000,000) shall be used to pay the Company's half of the
Retention Payments described in (iii) below, and (iii) make a payment in an aggregate amount equal to Four Million Dollars ($4,000,000) (the "Retention
Payments") to such individuals and in such amounts in accordance with the terms set forth in Section 13.2(g) of the Disclosure Schedule.

          (h) Following the Closing Date, the Board shall, and the Buyer and the
Company shall cause the Board to, honor all outstanding awards under the Company
Management Incentive Plan and the Company's Key Executive Long Term Incentive
Plan (other than with respect to the MIP Specified Employees and the LTIP
Specified Employees, as applicable), in accordance with the terms of such plans.

          13.3. Merger Following the Closing.

          No later than fifteen (15) Business Days following the Closing Date, the Buyer shall take all necessary and appropriate action to cause to become effective a merger of the Company with a wholly owned subsidiary of the Buyer
(the "Merger"), with the Company as the surviving corporation, pursuant to which each outstanding Defaulted Share shall be cancelled and converted into the right to receive from the Buyer the Per Share Purchase Price. As soon as reasonably practicable following the effective time of the Merger, subject to the receipt by the Company from each holder of Defaulted Shares of a Letter of Transmittal and share certificates representing such Defaulted Shares, the Buyer shall pay to such holder (by check) with respect to each such Defaulted Share an amount equal to (a) the Per Share Purchase Price, less the Per Share Holdback Amount, multiplied by (b) the number of Defaulted Shares held by such holder. Upon the effectiveness of the Merger: (a) such Defaulted Shares shall be deemed Purchased

                                      -62-

Securities for all purposes hereunder; (b) such holder shall be deemed a Seller for all purposes under this Agreement, and as such shall, without limitation, be subject to the Sellers' rights and obligations hereunder, as though each such holder had been a Seller as of the Closing Date; and (c) Schedule I attached hereto shall be amended to reflect the foregoing.

          13.4. Joinder.

          From the date hereof through the date of consummation of the Merger, in connection with the purchase by the Buyer of any shares of Company Common
Stock, including any Defaulted Shares (pursuant to Section 3.7 of the
Securityholders' Agreement or otherwise), any Securityholder not executing this
Agreement on the date hereof (each, a "Joining Securityholder") holding such
Company Common Stock shall be requested to execute and deliver to the Buyer a
Joinder Agreement. Upon such execution and delivery of a Joinder Agreement by such Joining Securityholder, and the delivery by such Joining Securityholder to the Buyer of certificates representing such shares of Company Common Stock
(together with stock powers in respect thereof, duly executed in blank) against the payment by the Buyer to such Joining Securityholder of the Per Share
Purchase Price (less the Per Share Holdback Amount) in respect of each such share of Company Common Stock, as provided in Section 3.1(b):

          (a) such Company Common Stock held by such Joining Securityholder shall be deemed Purchased Securities for all purposes hereunder;

          (b) such Joining Securityholder shall be deemed a Seller for all purposes under this Agreement, and as such shall, without limitation, be subject to the Sellers' rights and obligations hereunder, as though each such Joining
Securityholder had been a Seller as of the date hereof; and

          (c) Schedule I attached hereto shall be appropriately amended to reflect such Joining Securityholder as a Seller hereunder and the Company Common
Stock held by such Joining Securityholder as Purchased Securities hereunder.

          13.5. Holdback Amount.

          (a) The Holdback Amount shall be withheld by the Buyer from the
Purchase Price (as provided herein) and, subject to the applicable terms of this
Agreement, shall be available to satisfy any claims made by the Buyer Parties pursuant to Sections 12.2(b) and this Section 13.5.

          (b) Except as otherwise provided in Section 12.2, the Holdback Amount shall provide the sole and exclusive rights and remedies of the Buyer Parties with respect to the transactions contemplated by this Agreement, subject to the limitations set forth in this Section 13.5(b), and the Holdback Amount shall be a cap and limit on the Sellers' obligations under this Agreement relating to or arising under this Agreement, and the Sellers shall not be liable for any obligations relating to or arising under this Agreement in excess of the
Holdback Amount, including, without limitation, with respect to any misrepresentation, breach or default of or under any of the representations, warranties, covenants and agreements contained in this Agreement; provided, however, that nothing set forth herein shall be deemed to limit any party's

                                      -63-

rights or remedies in the event that the other party has committed fraud. The
Buyer shall be entitled to any and all interest or other income accruing or earned on the Holdback Amount.

          (c) Subject to the applicable terms, conditions and limitations of this Section 13.5, the Buyer Parties shall be entitled to collect amounts from the Holdback Amount from time to time to satisfy claims for any Company
Liabilities sustained or required to be paid by any Buyer Party, and the
Holdback Amount shall be reduced by any amounts so collected.

          (d) Any Buyer Party shall be entitled to control, contest and defend
(through counsel reasonably acceptable to the Majority Sellers) any Proceeding instituted by any third party (any such third-party Proceeding being referred to as a "Third-Party Claim") in respect of which such Buyer Party may seek to satisfy a claim pursuant to this Section 13.5; provided that the Buyer Party shall defend such Third-Party Claim in good faith. So long as the Buyer Party is conducting the defense of the Third-Party Claim in accordance with this Section
13.5, each of the Principal Sellers shall be entitled, at its own cost and expense, to participate in, but not control, such contest and defense and be represented by attorneys of its or their own choosing. In the event that the
Buyer Party elects not to control, contest and defend such Third-Party Claim, the Majority Sellers may control, contest and defend such Third-Party Claim and shall be entitled to reimbursement from the Holdback Amount of their reasonable costs and expenses in connection therewith; provided, however, that the Buyer
Party may assume within a reasonable period of time under the circumstances its right to control, contest and defend such Third-Party Claim upon providing written notice thereof to the Majority Sellers. If the Buyer Party assumes the defense of any Third-Party Claim, no compromise or settlement of such claims may be effected by the Buyer Party without the Majority Sellers' consent (which consent shall not be unreasonably withheld or delayed), unless such compromise or settlement does not involve any monetary damages to which the Holdback Amount is applied by the Buyer. If the Majority Sellers assume the defense of any
Third-Party Claim, no compromise or settlement of such claims may be effected by the Majority Sellers without the Buyer's consent (which consent shall not be unreasonably withheld or delayed), unless (i) there is no finding or admission of any violation of Law and no material adverse effect on any other claims that have theretofore been made against a Buyer Party and (ii) the sole relief provided is monetary damages that are paid in full from the Holdback Amount, and, in the case of a Third-Party Claim relating to Taxes, such resolution is not reasonably likely to adversely affect the Buyer Parties in any taxable period ending after the Closing Date. Notwithstanding anything to the contrary contained herein, in the event of any Third-Party Claim for which the Buyer
Parties are entitled to the satisfaction or payment of any claim under this
Section 13.5, the Buyer may choose to be fully responsible for such Third-Party
Claim, in which case, no Seller shall have any right to control, contest or defend such Third-Party Claim. Each of the Principal Sellers shall be entitled, at its own cost and expense, to participate in, but not control, and be represented by attorneys, advisors and professionals of its or their own choosing with respect to any matter to which the Buyer Parties are making a claim that the Holdback Amount applies. In connection with any such claim, the
Buyer shall promptly provide copies to the Principal Sellers of all material notices, pleadings, filings, correspondence and other submissions and reports and shall give each of the Principal Sellers a reasonable opportunity (at such
Principal Seller's own expense) to comment in advance, if practicable, on such documents and on any submissions the Buyer intends to deliver or submit to the appropriate Governmental Entity prior to said submission (it being understood that no Buyer Party shall be obligated hereby or otherwise to accept any such comments or to otherwise

                                      -64-

reflect any of them in any such documents or submissions). The Principal Sellers may, at their own expense, hire their own consultants, attorneys or other professionals in connection with any such claim, and the Buyer shall reasonably cooperate with the Principal Sellers' in connection therewith, including (upon reasonable prior notice) making relevant employees of the Company and its
Subsidiaries reasonably available to the Principal Sellers in connection with such claim. Notwithstanding the above, the Principal Sellers shall not unreasonably interfere with the Buyer's business or operations or any matter before the Governmental Entity.

          (e) The Holdback Amount shall not be available to the Buyer Parties for any Environmental Damages for a particular Environmental Site, unless the amount of the Environmental Damages for such Environmental Site exceeds the
Environmental Reserved Amount for such Environmental Site, and then only for the amount of Environmental Damages incurred above the Environmental Reserved Amount for such Environmental Site. To the extent that all or any portion of the then-remaining Environmental Reserved Amount for any particular Environmental
Site exceeds the amount required to be reserved on the books and records of the
Company in accordance with GAAP with respect to such Environmental Site (such excess hereinafter referred to as "Excess Environmental Reserves"), then, prior to utilizing the Holdback Amount for any other Environmental Site, the Buyer
Parties shall first be required to apply the Excess Environmental Reserves in their entirety (in addition to any Environmental Reserved Amount for such other
Environmental Site).

          (f) The Holdback Amount shall not be available to the Buyer Parties for any Litigation Damages for a particular Specified Proceeding, unless the amount of the Litigation Damages for such Specified Proceeding exceeds the
Litigation Reserved Amount for such Specified Proceeding, and then only for the amount of Litigation Damages incurred above the Litigation Reserved Amount for such Specified Proceeding. To the extent that all or any portion of the then-remaining Litigation Reserved Amount for any particular Specified
Proceeding exceeds the amount required to be reserved on the books and records of the Company in accordance with GAAP with respect to such Specified Proceeding
(such excess hereinafter referred to as "Excess Litigation Reserves"), then, prior to utilizing the Holdback Amount for any other Specified Proceeding, the
Buyer Parties shall first be required to apply the Excess Litigation Reserves in their entirety (in addition to any Litigation Reserved Amount for such other
Specified Proceeding).

          (g) Subject to the applicable terms, conditions and limitations of this Section 13.5, the Buyer Parties shall be entitled to collect from the
Holdback Amount with respect to 90% of the amount of Environmental Damages,
Litigation Damages or (to the extent resulting from a Third-Party Claim) Breach
Damages, as the case may be, and the Buyer Parties shall be solely responsible for 10% of the amount of such Environmental Damages, Litigation Damages or (to the extent resulting from a Third-Party Claim) Breach Damages, with no right or remedy against the Sellers with respect to such 10% amount. The Holdback Amount shall not be available to the Buyer Parties for any Breach Damages unless the aggregate amount of all such Breach Damages exceeds One Million Dollars
($1,000,000), in which case the Buyer Parties shall be entitled to collect from the Holdback Amount the entire amount of such Breach Damages (up to the Holdback
Amount).

          (h) With respect to Environmental Damages (subject to Section
13.5(g)):

                                      -65-

               (i) Notwithstanding anything to the contrary set forth in this
     Section 13.5, the Buyer shall have the right to control the management of an investigation or Remediation of a release of Hazardous Materials at any
     Environmental Site; provided, however, that such activities by the Buyer shall be performed at a reasonable cost, in accordance with applicable Laws and consistent with good environmental consulting and engineering practices. The Buyer shall promptly provide copies to the Principal Sellers of all material notices, correspondence, draft reports, submissions, work plans, and final reports and shall give each of the Principal Sellers a reasonable opportunity (at such Principal Seller's own expense) to comment in advance, if practicable, on such documents and on any submissions the
     Buyer intends to deliver or submit to the appropriate Governmental Entity prior to said submission (it being understood that no Buyer Party shall be obligated hereby or otherwise to accept any such comments or to otherwise reflect any of them in any such documents or submissions). The Principal
     Sellers may, at their own expense, hire their own consultants, attorneys or other professionals to monitor the investigation and remediation, including any field work undertaken by the Buyer, and the Buyer shall reasonably cooperate with the Principal Sellers' monitoring, including (upon reasonable prior notice) making relevant employees of the Company and its
     Subsidiaries available in connection with, and shall promptly provide the
     Principal Sellers with the results of, all such field work. Notwithstanding the above, the Principal Sellers shall not unreasonably interfere with the
     Buyer's business or operations or the performance of any such investigation or remediation.

               (ii) With respect to cleanup costs (or other reasonably
     associated expenses), the Buyer Parties may only seek reimbursement from the Holdback Amount to the extent that: (A) cleanup (or other reasonably associated activities) of the Hazardous Materials is required by a
     Governmental Entity under an applicable Environmental Law; (B) the
     Remediation Standards that must be met in order to satisfy the requirements of the applicable Environmental Law or Governmental Entity as of the date of any cleanup (or other reasonably associated activity) are those
     Remediation Standards that would be the least stringent Remediation
     Standards that would be applicable given the use of the Environmental Site as of the day before the Closing Date; and (C) such cleanup (or other reasonably associated activity) is conducted using cost effective methods for investigation, removal, remediation and/or containment consistent with applicable Environmental Law or the requirements of a Governmental Entity.
     To the extent that the cleanup costs incurred by the Buyer Parties in connection with a cleanup to which the Holdback Amount applies do not satisfy the conditions set forth in this Section 13.5(h), then the Buyer
     Parties shall be entitled to reimbursement from the Holdback Amount for only such amount of such cleanup costs that they would have incurred if they had conducted the cleanup in accordance with the conditions of this
     Section 13.5(h).

               (iii) Notwithstanding anything to the contrary herein, the
     Sellers and the Buyer agree that: (A) if the cost of cleanup or correcting a non-compliance with the Environmental Law for an Environmental Site is increased after the Closing Date due to an act or omission after the
     Closing by any Person other than the Sellers or their Affiliates (which shall not include the Company or its Subsidiaries) or any of their respective employees or representatives or any Governmental Entity, the
     Buyer Parties shall not be entitled to reimbursement from the Holdback
     Amount for any such increase

                                      -66-

     in costs incurred; (B) the Buyer Parties shall not be entitled to reimbursement from the Holdback Amount for any capital improvements and repairs and modifications to capital improvements associated with any
     Environmental Site, other than to the extent required in connection with the cleanup of environmental conditions (or other reasonably associated activities) at an Environmental Site that existed on the Closing Date; and
     (C) the Buyer shall not be entitled to reimbursement from the Holdback
     Amount to the extent any costs are incurred due to any change related to the Environmental Site that the Company owned, operated, occupied or leased as of the Closing Date, or arising from the closure or sale of a facility or business, the construction of new structures or equipment, a modification to existing structures or equipment, the excavation or movement of soil, or a change in use of the facilities from manufacturing to any other use.

          (i) On the fourth anniversary of the Closing Date, an amount equal to
(i) the Holdback Amount, less (ii) the sum of (A) any amounts previously paid out of the Holdback Amount in respect of any Company Liabilities as provided in this Section 13.5; (B) an estimate (mutually agreed upon by the Buyer and the
Majority Sellers) of any amounts (collectively, the "Holdback Reserve Amount")
necessary to satisfy pending claims by any Buyer Party in respect of any (x)
Company Liabilities (other than Environmental Damages, Litigation Damages and
Breach Damages resulting from a breach of the representations and warranties set forth in Section 5.16(g)(iii) ( "Section 5.16(g)(iii) Damages")) for which notice was received by the Principal Sellers on or prior to the second anniversary of the Closing Date and (y) Environmental Damages, Litigation
Damages and/or Section 5.16(g)(iii) Damages for which notice was received by the
Principal Sellers on or prior to the fourth anniversary of the Closing Date, and
(C) the aggregate amounts released from the Holdback Amount prior to such date and paid to the Sellers pursuant to Section 13.5(d) or 13.5(j) shall be paid by the Buyer to the Sellers pro rata, in accordance with each Seller's
Proportionate Interest, in accordance with written instructions from the
Majority Sellers, out of the then remaining Holdback Amount (if any), without any interest or other income accruing or earned thereon; provided, however, that promptly after the satisfaction or resolution of all pending claims for which notice was received by the Principal Sellers prior to, with respect to Company
Liabilities (other than Environmental Damages and Litigation Damages and Section
5.16(g)(iii) Damages), the second anniversary of the Closing Date and, with respect to Environmental Damages, Litigation Damages and/or Section 5.16(g)(iii)
Damages, the fourth anniversary of the Closing Date, the then remaining portion of the Holdback Reserve Amount (less the amount paid to satisfy such claims pursuant to this Section 13.5) shall be paid by the Buyer to the Sellers pro rata, in accordance with each Seller's Proportionate Interest, in accordance with written instructions from the Majority Sellers), without any interest or other income accruing or earned thereon. In the event that the Buyer and the
Majority Sellers are unable to mutually agree upon the amount of the Holdback
Reserve Amount, then, pending resolution of such dispute, the Buyer shall be entitled to continue to reserve and retain (in accordance with the terms and provisions of this Section 13.5) the Buyer's estimate of the Holdback Reserve
Amount.

          (j) Notwithstanding anything herein to the contrary, any damages, awards, judgments, settlements or other recoveries ("Recoveries") actually received by any Buyer Party (including, from and after the Closing, the Company or any Subsidiary) from time to time after the Closing arising from or relating to the Proceedings listed in Section 13.5(j) of the Disclosure Schedule (or any other Proceedings or claims resulting from the same underlying facts or

                                      -67-

occurrences) (the "Insurance Proceedings") shall be for the credit of the
Sellers and, promptly upon receipt of any such Recoveries by the Buyer Parties, a portion of the Holdback Amount equal to the amount of such Recoveries (net of costs and expenses incurred by the Buyer Parties in connection obtaining such
Recoveries) shall be released and paid by the Buyer to the Sellers pro rata, in accordance with each Seller's Proportionate Interest, in accordance with written instructions from the Majority Sellers); provided, however, that in no event shall the aggregate amount released to the Sellers pursuant to this Section
13.5(j) exceed the then remaining balance of the Holdback Amount. In connection therewith, the Buyer shall cause the Company or the appropriate Subsidiary to use its commercially reasonable efforts to perfect and preserve any potential claim under such Insurance Proceedings.

SECTION 14. MISCELLANEOUS

          14.1. Construction.

          Within this Agreement and all other documents required to consummate the transactions contemplated herein, including, without limitation, the Seller
Closing Documents, the Company Closing Documents and the Buyer Closing
Documents, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require. Unless otherwise specified, references to section numbers contained herein shall mean the applicable section of this Agreement and references to exhibits and schedules (including sections of the Seller Disclosure Schedule and the Disclosure Schedule) shall mean the applicable exhibits and schedules to this Agreement (and the applicable sections of the Seller Disclosure Schedule and the Disclosure Schedule). The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this
Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references in this Agreement to "dollars" or "$" shall mean United States dollars.

          14.2. Further Assurances.

          Each party hereto shall use its commercially reasonable efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated herein to be consummated as contemplated herein and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this
Agreement and to provide for the orderly and efficient transition to the Buyer of the ownership of the Purchased Securities. Each party shall promptly notify the other parties of any event or circumstance that results in a breach or non-compliance with any of the terms, conditions, representations, warranties or agreements of any of the parties to this Agreement.

                                      -68-

          14.3. Costs and Expenses.

          Except as otherwise expressly provided herein, each party shall bear its own expenses in connection herewith. The Company shall be responsible for the payment of half, and the Buyer shall be responsible for the payment of the other half, of all HSR Fees.

          14.4. Notices.

          All notices or other communications permitted or required under this
Agreement shall be in writing and shall be sufficiently given if and when hand delivered or sent by facsimile to the Persons set forth below or if sent by documented overnight delivery service or certified mail, postage prepaid, return receipt requested, addressed as set forth below or to such other Person or
Persons and/or at such other address or addresses (or facsimile number) as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

          To the Buyer (or the Company after the Closing), at:

          Jarden Corporation
          555 Theodore Fremd Avenue
          Rye, NY 10580
          Attention: Martin E. Franklin
          Facsimile: (914) 967-9405

          With copies to:

          Willkie Farr & Gallagher LLP
          787 Seventh Avenue
          New York, NY  10019
          Attention: William J. Grant, Esq.
                     Michael A. Schwartz, Esq.
          Facsimile: (212) 728-8111

          To any Principal Seller, at the address of such Principal Seller listed below:

          Morgan Stanley Senior Funding, Inc.
          1585 Broadway
          New York, NY 10036
          Attention: Michael Petrick
          Facsimile: (212) 761-0203

                                      -69-

          Wachovia Bank National Association
          Wachovia Securities
          Special Situations Group
          301 South College Street
          TW-5, NC0537
          Charlotte, NC 28288-0537
          Attention: Joel Thomas
          Facsimile: (704) 383-6249

          Wachovia Securities, Inc.
          301 S. College St. TW-16
          Charlotte, NC 28288
          Attention: Chris Ullrich
          Facsimile: (704) 383-9579

          Banc of America Strategic Solutions, Inc.
          335 Madison Avenue
          New York, NY 10017-4605
          Attention: Peter Wheelock
          Facsimile: (212) 503-7080

          With copies to:

          Bank of America Securities LLC
          Hearst Tower
          214 North Tryon Street
          Charlotte, NC  28255
          Attention: Jason C. Cipriani
          Facsimile: (704) 388-3452

          Jerry W. Levin
          17017 Brookwood Drive
          Boca Raton, FL 33496
          Facsimile: (561) 487-5035

          With copies to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          One Rodney Square
          Wilmington, DE  19801
          Attention: Richard L. Easton, Esq.
                     Allison Amorison, Esq.
          Facsimile: (302) 651-3001

          To any Seller other than a Principal Seller, at such Seller's address set forth in the books and records of the Company.

                                      -70-

          With copies to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          One Rodney Square
          Wilmington, DE 19801
          Attention: Richard L. Easton, Esq.
                     Allison Amorison, Esq.
          Facsimile: (302) 651-3001

          To the Company (prior to the Closing), at:

          American Household, Inc.
          2381 Executive Center Drive
          Boca Raton, FL 33431
          Attention: Steven R. Isko, Esq.
          Facsimile: (561) 912-4612

          With copies to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          One Rodney Square
          Wilmington, DE 19801
          Attention: Richard L. Easton, Esq.
                     Allison Amorison, Esq.
          Facsimile: (302) 651-3001

          14.5. Assignment and Benefit.

          (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and permitted assigns.
Neither this Agreement, nor any of the rights hereunder or thereunder, may be assigned by any party, nor may any party delegate any obligations hereunder or thereunder, without the written consent of the other party hereto or thereto;
provided, however, that (i) the Buyer may assign its rights hereunder to one or more of its wholly owned subsidiaries or, from and after the Closing, to the
Buyer's lenders; provided, that no such assignment shall relieve the Buyer of any of its obligations hereunder, and (ii) following the Closing Date, any
Seller may assign its rights, but not its obligations, hereunder. Any assignment or attempted assignment other than in accordance with this Section 14.5(a) shall be void ab initio.

          (b) Except as otherwise provided in Sections 7.13, 12.2, 13.2 and
13.5, this Agreement shall not be construed as giving any Person, other than the parties hereto and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors, heirs and assigns and for the benefit of no other Person. The parties hereto expressly intend the provisions of Sections 7.13, 12.2, 13.2 and 13.5 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefited by, such provisions.

                                      -71-

          14.6. Amendment, Modification and Waiver.

          The parties hereto may amend or modify, or may waive any right or obligation under, this Agreement in any respect, provided that any such amendment, modification or waiver shall be in writing and executed by the Buyer, the Company and the Majority Sellers. The waiver of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

          14.7. Governing Law; Consent to Jurisdiction.

          This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Delaware (and United
States federal Law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. Any legal action, suit or Proceeding arising out of or relating to this Agreement (other than in connection with the dispute resolved by the Resolving Accountant pursuant to Section 3.2) shall be instituted in any federal court or in any state court in the State of New York, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or Proceeding, and irrevocably submits to the jurisdiction of any such court. Any and all service of process and any other notice in any such action, suit or Proceeding shall be effective against any party if given as provided herein. Nothing herein contained shall be deemed to affect the right of any party to serve process in any other manner permitted by Law.

          14.8. Section Headings and Defined Terms.

          The Section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this
Agreement. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

          14.9. Severability.

          The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

          14.10. Effectiveness; Counterparts.

          (a) This Agreement shall become effective, and shall be binding upon the Buyer, the Company and the Sellers, at such time as it shall have been executed and delivered by the Buyer, the Company and the Principal Sellers.

          (b) This Agreement and the other documents required to consummate the transactions contemplated herein may be executed in one or more counterparts, each of which shall be deemed an original (including facsimile signatures), and any Person may become a party

                                      -72-

hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. The parties hereto may deliver this Agreement and the other documents required to consummate the transactions contemplated herein by telecopier machine/facsimile and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.

          14.11. Entire Agreement.

          This Agreement, together with the Disclosure Schedule, the Seller
Disclosure Schedule and the exhibits hereto, all of which shall be incorporated herein, the Seller Closing Documents, the Company Closing Documents and the
Buyer Closing Documents and the Confidentiality Agreement, and the schedules and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings with respect to such subject matter.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                      -73-

          IN WITNESS WHEREOF, each of the parties hereto has duly executed this
Securities Purchase Agreement as of the date first above written.

                                          COMPANY:
                                          --------

                                          AMERICAN HOUSEHOLD, INC.

                                          By: /s/ Jerry W. Levin
                                              -------------------------------
                                              Name:  Jerry W. Levin
                                              Title: Chairman and
                                                       Chief Executive Officer

                                          BUYER:
                                          ------

                                          JARDEN CORPORATION

                                          By: /s/ Martin E. Franklin
                                              -------------------------------
                                              Name:  Martin E. Franklin
                                              Title: Chairman and
                                                       Chief Executive Officer

                                          SELLERS:
                                          --------

                                          Morgan Stanley Senior Funding, Inc.

                                          By: /s/ Michael Petrick
                                              -------------------------------
                                              Name:  Michael Petrick
                                              Title: Managing Director

                                          WACHOVIA BANK NATIONAL ASSOCIATION

                                          By: /s/ G.C. Ullrich
                                              -------------------------------
                                              Name:  G.C. Ullrich
                                              Title: Managing Director

                                          BANC OF AMERICA STRATEGIC
                                            SOLUTIONS, INC.

                                          By: /s/ H.G. Wheelock
                                              -------------------------------
                                              Name:  H.G. Wheelock
                                              Title: Managing Director

                                          /s/ Jerry W. Levin
                                          -----------------------------------
                                          Name: Jerry W. Levin

                                          1st TRUST & CO. FBO, JERRY W.
                                            LEVIN, ROLLOVER

                                          By: /s/ Jerry W. Levin
                                              -------------------------------
                                              Name:  Jerry W. Levin
                                              Title: Trustee

                                          1st TRUST & CO. FBO, JERRY W.
                                            LEVIN, IRA SEP

                                          By: /s/ Jerry W. Levin
                                              -------------------------------
                                              Name:  Jerry W. Levin
                                              Title: Trustee

                                          ABBY L. LEVIN TRUST

                                          By: /s/ Carol Lee Levin
                                              -------------------------------
                                              Name:  Carol Lee Levin
                                              Title: Trustee